UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: www.weightwatchersinternational.com

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2016

The 2016 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 10, 2016 at 10:00 a.m. Eastern Time (the “2016 Annual Meeting”), to consider and act upon each of the following matters:

1.	The election of the three nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class III directors;

2.	The election of the one nominee named in the attached Proxy Statement as a member of the Board of Directors to serve for a two-year term as a Class II director;

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016; and

4.	Such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 24, 2016, the record date, are entitled to notice of, and to vote at, the 2016 Annual Meeting and at any and all adjournments or postponements of the 2016 Annual Meeting. Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2016 Annual Meeting.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

New York, New York

April 6, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2016 ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2016

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the company’s 2016 Annual Meeting of Shareholders to be held at the company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 10, 2016, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2016 Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 6, 2016.

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BASIS OF PRESENTATION

Weight Watchers International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement unless the context indicates otherwise: “we”, “us”, “our,” “Weight Watchers” and the “Company” refer to Weight Watchers International, Inc. and all of its operations consolidated for purposes of its financial statements; “North America” refers to our North American Company-owned operations; “United Kingdom” refers to our United Kingdom Company-owned operations; “CE and ANZ” refers to our Continental European, Australian and New Zealand Company-owned operations; and “Artal” refers to Artal Group S.A. together with its parents and its subsidiaries. Our “meetings” business refers to providing access to meetings to our monthly commitment plan subscribers, “pay-as-you-go” members, Total Access subscribers and other meeting members. “Online” refers to Weight Watchers Online, Weight Watchers OnlinePlus, Personal Coaching and other digital subscription products. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2011” refers to our fiscal year ended December 31, 2011;

•	“fiscal 2012” refers to our fiscal year ended December 29, 2012;

•	“fiscal 2013” refers to our fiscal year ended December 28, 2013;

•	“fiscal 2014” refers to our fiscal year ended January 3, 2015 (included a 53rd week);

•	“fiscal 2015” refers to our fiscal year ended January 2, 2016; and

•	“fiscal 2016” refers to our fiscal year ended December 31, 2016.

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INFORMATION ABOUT THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) to be held at our corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 10, 2016, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. You may obtain directions to the 2016 Annual Meeting by contacting our investor relations representative at (212) 986-6667. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2016 Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 6, 2016.

Due to a scheduling conflict, Ms. Oprah Winfrey, a director of the Company, will not be in attendance at the 2016 Annual Meeting.

Who is entitled to vote?

As of the close of business on March 24, 2016 (such date and time, the “Record Date”), there were 63,648,349 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2016 Annual Meeting and at any and all adjournments or postponements of the 2016 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2016 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote in person at the 2016 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

If I am a shareholder of record, how do I vote?

As a shareholder of record, you may vote in person at the 2016 Annual Meeting. We will give you a ballot when you arrive at the 2016 Annual Meeting. If you do not wish to vote in person at, or if you will not be attending, the 2016 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/WTW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote and are also invited to attend the 2016 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2016 Annual Meeting unless you obtain and present at the 2016 Annual Meeting a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the 2016 Annual Meeting. Your bank, broker, trustee or other nominee will send you separate instructions describing the procedure for voting your shares in person.

If you do not wish to vote in person at the 2016 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2016 Annual Meeting on the Internet on our corporate website at http://www.weightwatchersinternational.com/phoenix.zhtml?c=130178&p=irol-proxy.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2016 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Under current NYSE rules, Proposal 1 (Election of Class III Directors) and Proposal 2 (Election of Class II Director) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2016 Annual Meeting as follows:

Shareholders of Record. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2016 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (c) attending the 2016 Annual Meeting and voting in person (attendance at the 2016 Annual Meeting will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2016 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2016 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2016 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2016 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposals 1 and 2—Election of Class III and Class II Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the 2016 Annual Meeting. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2016 will be ratified if the votes cast, in person or by proxy, at the 2016 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal. This Proposal 3 is an advisory vote and not binding on the Company.

Other Matters. Any other matters that may properly come before the 2016 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2016 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies. Abstentions will have no effect on the proposal to approve any such other matter.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that you vote your shares “FOR” the election of each of the director nominees to the Board of Directors (Proposal 1 and Proposal 2) and “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2016 (Proposal 3).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2016 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that were primarily commercial in nature or related to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time review a log of all correspondence received by the Company that is addressed to the independent directors and request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 6, 2016.

Important Notice Regarding the Availability of Proxy Materials

for the 2016 Annual Meeting of Shareholders to Be Held on May 10, 2016

The Proxy Statement and the Annual Report to Shareholders are

available at http://www.weightwatchersinternational.com/phoenix.zhtml?c=130178&p=irol-proxy.

PROPOSALS 1 AND 2

ELECTION OF CLASS III AND CLASS II DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their death, resignation or removal). The following individuals are our current directors and serve for the terms indicated:

Class III Directors (term expiring in 2016)

Steven M. Altschuler, M.D.

Philippe J. Amouyal

James R. Chambers

Class I Directors (term expiring in 2017)

Raymond Debbane

Cynthia Elkins

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2018)

Denis F. Kelly

Sacha Lainovic

Christopher J. Sobecki

Oprah Winfrey

The Board of Directors has nominated for election at the 2016 Annual Meeting as Class III directors, to serve until the 2019 annual meeting of shareholders and until their successors have been duly elected and qualified, the following slate of three nominees: Steven M. Altschuler, M.D., Philippe J. Amouyal and James R. Chambers. Each of the Class III director nominees is currently serving as a director of the Company. Messrs. Altschuler and Amouyal were elected by the shareholders at the Company’s 2013 annual meeting of shareholders; Mr. Chambers was elected by the shareholders at the Company’s 2014 annual meeting of shareholders to serve the remainder of the term of David P. Kirchhoff, who resigned as a director of the Company effective as of July 30, 2013.

Oprah Winfrey is currently serving as a Class II director of the Company. On October 18, 2015, the Board of Directors increased its size from nine to 10 directors and, in accordance with the Share Purchase Agreement the Company entered into with Ms. Winfrey on that date, appointed Ms. Winfrey as a Class II director of the Company, effective October 19, 2015, to fill the resulting vacancy. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions” for a description of the Share Purchase Agreement and other agreements that Ms. Winfrey has with the Company. Under Virginia law, the term of a director elected by the Board of Directors to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. As a result, the Board of Directors has nominated Ms. Winfrey for election at the 2016 Annual Meeting as a Class II director, to serve until the 2018 annual meeting of shareholders and until her successor has been duly elected and qualified.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the persons named as proxies in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Executive Officers and Directors of the Company”.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the director nominees.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2016. Representatives of PricewaterhouseCoopers are expected to be present at the 2016 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the 2016 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of 10 members. The Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held 10 meetings in fiscal 2015. In fiscal 2015, each then-current director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member, respectively. We expect directors to attend our annual meetings of shareholders in the absence of a scheduling conflict or other valid reason. All then-current directors attended the Company’s 2015 annual meeting of shareholders (the “2015 Annual Meeting”). In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Directors of Weight Watchers International, Inc.

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on the Corporate Governance page of our corporate website at www.weightwatchersinternational.com. The Board of Directors periodically reviews corporate governance developments and modifies our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee and the Compensation and Benefits Committee (the “Compensation Committee”). As a result of Artal Luxembourg S.A. entering into a Voting Agreement with Ms. Winfrey on October 18, 2015, Artal and Ms. Winfrey are acting as a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we continue to be considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have a nominating/corporate governance committee, a compensation committee composed entirely of independent directors and a majority of independent directors on our Board of Directors.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC and the listing standards of the NYSE. The current members of the Audit Committee are Mr. Kelly, Dr. Altschuler and Ms. Elkins. Mr. Kelly joined the Audit Committee and became its

Chairman on May 7, 2015 to fill the vacancy left by Ms. Marsha Johnson Evans’ retirement from the Board of Directors effective upon the conclusion of the Company’s 2015 Annual Meeting. The Audit Committee held 13 meetings during fiscal 2015.

The principal duties of the Audit Committee are as follows:

•	to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	to oversee that our management has established and maintained processes to ensure that an adequate system of internal controls is functioning;

•	to oversee that our management has established and maintained processes to ensure our compliance with all applicable laws, regulations and corporate policy;

•	to prepare an annual performance evaluation of the Audit Committee;

•

to establish and maintain procedures for the receipt, retention and treatment of complaints received by us, from any source, regarding accounting, internal accounting controls or auditing matters, and of concerns received by us from our employees on a confidential, anonymous basis regarding questionable accounting or auditing matters;

•	to assist the Board of Directors in its oversight of the integrity of our financial statements;

•	to review the earnings press releases prior to the release of earnings and to review our annual and quarterly financial statements prior to their filing;

•

to oversee the performance of our independent registered public accounting firm and to retain or terminate the independent registered public accounting firm and approve all audit and non-audit engagement fees and terms with such registered public accounting firm;

•	to review, at least annually, the qualifications, performance and independence of our independent registered public accounting firm; and

•	in consultation with the independent accountants, management and the internal auditors, to review the integrity of the Company’s financial reporting processes, both internal and external.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and that each of Mr. Kelly, Dr. Altschuler and Ms. Elkins has satisfied the financial literacy requirements of the NYSE and has no direct or indirect material relationship with us and thus is independent under applicable listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Corporate Governance Guidelines. The Audit Committee operates under a written charter, which is available on the Corporate Governance page of our corporate website at www.weightwatchersinternational.com.

Compensation Committee

The current members of the Compensation Committee are Messrs. Debbane and Amouyal and Dr. Altschuler. The Chairman of the Compensation Committee is Mr. Debbane. The Compensation Committee held 8 meetings during fiscal 2015. The principal duties of the Compensation Committee are as follows:

•	to establish and review the overall compensation philosophy of the Company;

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•

to review, and make recommendations to the Board of Directors with respect to, the Company’s equity-based plans, and oversee the activities of the individuals responsible for administering those plans;

•	to review and recommend to the Board of Directors compensation of directors as well as directors’ and officers’ indemnification and insurance matters;

•	to review and make recommendations to the Board of Directors with respect to, or approve, employee pension, profit sharing and benefit plans; and

•	to prepare recommendations and periodic reports to the Board of Directors concerning these matters.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on the Corporate Governance page of our corporate website at www.weightwatchersinternational.com.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the named executive officers other than himself, see “Compensation Discussion and Analysis”.

Board Structure

It has been the policy of the Company for many years to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors, Mr. Debbane, who is solely responsible for leading the Board of Directors, allows our Chief Executive Officer, Mr. Chambers, to focus his time and energy on running the day-to-day operations of the Company. We believe that our Chief Executive Officer and our Chairman of the Board of Directors have an excellent working relationship and open lines of communication. In addition, our Chairman of the Board of Directors does not have any relationships with Mr. Chambers or other members of management that would compromise his ability to act free from the control of the Chief Executive Officer and management.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks and risks relating to regulatory and legal compliance. Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team. The Board of Directors actively supervises the Company’s risk management. Both the Audit Committee and Compensation Committee play a significant role in the oversight of the Company’s risk management. For example, the Audit Committee oversees our risk management efforts related to the Company’s audit function while the Compensation Committee oversees our risk management efforts related to employment and compensation matters. Members of our executive management team meet with the Board of Directors, Audit Committee and Compensation Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Debbane and Amouyal and Dr. Altschuler served as a member of the Compensation Committee during fiscal 2015. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2015. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Registration Rights Agreement” for a description of the relationships that Messrs. Debbane and Amouyal have with the Company.

Director Nominations

Because the Board of Directors believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above under “—Committees of the Board of Directors”, the Board of Directors as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of the nominees for the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Board of Directors will consider candidates for nomination as a director recommended by the Company’s shareholders, current directors and officers, third-party search firms and other sources. In evaluating candidates, the Board of Directors considers the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the Board of Directors will take into account all other factors it considers appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While the Board of Directors has not adopted a formal policy regarding diversity, the Board of Directors evaluates each candidate in the context of the Board of Directors’ membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. The Board of Directors will review all candidates in the same manner, regardless of the source of the recommendation. The Board of Directors will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The Board of Directors may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. While the Board of Directors has not adopted a separate charter setting forth the guidelines for its nomination duties, the guidelines for determining director independence and qualifications for directors are described in Articles II and III, respectively, of our Corporate Governance Guidelines.

Identification of the Class II Director. The Share Purchase Agreement the Company entered into with Ms. Winfrey on October 18, 2015 provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of the Company’s issued and outstanding Common Stock. Accordingly, the Board of Directors appointed Ms. Winfrey as a Class II director of the Company, effective October 19, 2015. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for a description of the Share Purchase Agreement.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholder meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person(s)) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the Company’s 2017 annual meeting of shareholders (the “2017 Annual Meeting”), the foregoing information must be submitted to the Board of Directors through Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The Board of Directors will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be presented to the Board of Directors for its consideration.

Director Independence

The Board of Directors has affirmatively determined that three of our 10 current directors, Dr. Altschuler, Ms. Elkins and Mr. Kelly are, and Ms. Evans, who retired from the Board of Directors effective upon the conclusion of the Company’s 2015 Annual Meeting, was, independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation, and (ii) be an affiliate of the Company. The Board of Directors has determined that each of the Audit Committee members, Mr. Kelly,

Dr. Altschuler and Ms. Elkins has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

Code of Business Conduct and Ethics

We have adopted an Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) for our officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on the Corporate Governance page of our corporate website at www.weightwatchersinternational.com.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed on the Corporate Governance page of our corporate website at www.weightwatchersinternational.com within four business days of the date of such amendment or waiver. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our corporate website within four business days of the date of such waiver.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines hold executive sessions at least once a year. Ms. Evans presided over these sessions in fiscal 2015.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Set forth below are the names, ages, and current positions with us as of April 6, 2016 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
James R. Chambers	58	President and Chief Executive Officer, Director
Michael F. Colosi	50	General Counsel and Secretary
Nicholas P. Hotchkin	50	Chief Financial Officer
Stacey Mowbray	54	President, Americas
Corinne Pollier(-Bousquet)	51	President, International
Raymond Debbane(1)	61	Chairman of the Board of Directors
Steven M. Altschuler, M.D.(1)(2)	62	Director
Philippe J. Amouyal(1)	57	Director
Cynthia Elkins(2)	50	Director
Jonas M. Fajgenbaum	43	Director
Denis F. Kelly(2)	66	Director
Sacha Lainovic	59	Director
Christopher J. Sobecki	57	Director
Oprah Winfrey	62	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

James R. Chambers. Mr. Chambers has served as a director and our President and Chief Executive Officer since July 2013. He served as our President and Chief Operating Officer from January 2013 to July 2013. Prior to joining us, Mr. Chambers served as President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc., a global food and beverage company, from January 2010 to July 2011. Prior to joining Kraft, Mr. Chambers held various positions in the North America business unit at Cadbury plc, a beverage and confectionary company, from September 2005 to January 2010, most recently as the President and Chief Executive Officer. Mr. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau USA, Paxonix Inc., NetGrocer.com, Inc. and Information Resources, Inc. Mr. Chambers received a Bachelor’s degree in Civil Engineering from Princeton University and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Chambers is a director of Big Lots, Inc.

Michael F. Colosi. Mr. Colosi has served as our General Counsel and Secretary since May 2014. Prior to joining us, Mr. Colosi most recently served as Senior Vice President, General Counsel and Corporate Secretary of Kenneth Cole Productions, Inc. (KCP), a multi-brand retail, wholesale and licensing company, from March 2007 to February 2014. His service as General Counsel and Secretary of KCP commenced in July 2000 and July 2004, respectively. He also served as Corporate Vice President of KCP from July 2000 to February 2007. Prior to joining KCP, Mr. Colosi was Associate General Counsel and Assistant Secretary for The Warnaco Group, Inc., an international apparel company, from 1996 to 2000. Mr. Colosi received a Bachelor of Arts in Economics and English from Cornell University and a Juris Doctor from The University of Michigan Law School.

Nicholas P. Hotchkin. Mr. Hotchkin has served as our Chief Financial Officer since August 2012. Prior to joining us, Mr. Hotchkin had spent several years at Staples, Inc., a global leader in the office supply industry. Most recently, Mr. Hotchkin served as Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts, a position he held from May 2010 to August 2012. Before assuming that position, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April

2010. Prior to joining Staples, Mr. Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Mr. Hotchkin received a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

Stacey Mowbray. Ms. Mowbray has served as our President, Americas since March 2, 2016. Prior to that time, Ms. Mowbray served as President and General Manager of Weight Watchers Canada from November 2014 to March 2016. Prior to joining us, Ms. Mowbray was with Second Cup Ltd., a Canadian publicly traded specialty coffee business, where she served as Chief Executive Officer from May 2009 to February 2014 and President from February 2008 to May 2009. Prior to joining Second Cup Ltd., Ms. Mowbray was Chief Marketing Officer at Molson Coors Brewing Company and held various senior roles at Cara Operations Limited and PepsiCo Canada. Ms. Mowbray received a Bachelor of Business degree from Wilfrid Laurier University and an M.B.A. from the Schulich School of Business at York University.

Corinne Pollier(-Bousquet). Ms. Pollier has served as our President, International since March 1, 2016. Prior to that time, Ms. Pollier served as our President, Continental Europe & Australia–New Zealand from January 2014 to March 2016, our President, Continental Europe from May 2013 to January 2014, our Senior Vice President of France and Switzerland from October 2008 to May 2013 and our General Manager of France from October 2003 to October 2008. Prior to joining us, from 1991 to 2003, Ms. Pollier was with VIVARTE Group (France), a European retailer of footwear and apparel, where she held various positions in the finance and planning analysis department from 1991 to 1995, various senior positions in the organization and strategy department from 1995 to 2000 and as General Manager of Kookai from 2001 to 2003. Ms. Pollier also held various product management and project management positions for the central buying office of Le Printemps department stores from 1987 to 1991. Ms. Pollier is a graduate of HEC Business School Paris.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc., and a director of Blue Buffalo Pet Products, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A. and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Debbane was previously a director of Ceres, Inc.

Steven M. Altschuler, M.D. Dr. Altschuler has been a director since September 2012. Dr. Altschuler has served as the Chief Executive Officer of the University of Miami Health System and Senior Vice President for Healthcare at the University of Miami since January 2016. He previously served as the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP), one of the leading children’s hospitals in the United States, from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP, including Physician-in-Chief and chief of the Division of Gastroenterology, Hepatology and Nutrition. Prior to joining CHOP, Dr. Altschuler was faculty member and chair of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is a director of Mead Johnson Nutrition Company, where he is the Chair of the Compensation and Management Development Committee and serves on the Nutrition Science and Technology Committee. Dr. Altschuler is also the Chair of the Board of Directors of Spark Therapeutics, Inc.

Philippe J. Amouyal. Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, a position he has held since 1999. Previously, Mr. Amouyal was a Vice President and director of The Boston Consulting Group in Boston, MA. He holds an M.S. in Engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy

Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director and member of the Compensation Committee of Lexicon Pharmaceuticals, Inc. and Blue Buffalo Pet Products, Inc., as well as a number of private companies of which Artal or Invus, L.P. are shareholders.

Cynthia Elkins. Ms. Elkins has been a director since March 2014. Since March 2011, Ms. Elkins has served as the Vice President of IT Americas at Genentech, Inc., a member of the Roche Group, a leading biotechnology company. She previously served as Genentech’s Senior Director of IT Enterprise Applications from December 2007 to February 2011. Prior to joining Genentech, Ms. Elkins was Vice President of Supplier Solutions and Commerce Services at Ariba, Inc. and Vice President of Product Engineering at ATP Inc. Prior to that, she held various IT positions at Aspect Telecommunications, VeriFone and Digital Equipment Corporation. Ms. Elkins received a B.S. in Applied Mathematics from the University of California, Los Angeles and an M.B.A. from Santa Clara University.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Denis F. Kelly. Mr. Kelly has been a director since May 2015. Mr. Kelly is a Partner, and served as a Managing Partner, of Scura Paley Securities LLC, a private investment banking firm which he co-founded, since 2001. From 1993 to 2001, he was a Managing Director of Prudential Securities Incorporated. Previously, he served as the President and Chief Executive Officer of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly received a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Kelly is also a director of MSC Industrial Direct Co., Inc., where he serves as a member of the Audit Committee and the chairman of the Compensation Committee. Mr. Kelly previously served as a director of Kenneth Cole Productions, Inc., which is no longer a public company.

Sacha Lainovic. Mr. Lainovic has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Since 2007, Mr. Lainovic has been Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, which he co-founded. From 1985 to 2006, Mr. Lainovic was Executive Vice President of The Invus Group, LLC, which he co-founded. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in Engineering from Insa de Lyon in Lyon, France.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Sobecki is a Managing Director of The Invus Group, LLC, which he joined in 1989. He received an M.B.A. from the Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

Oprah Winfrey. Ms. Winfrey has been a director since October 2015. Since January 2009, Ms. Winfrey has served as the Chairman of her cable network, OWN: Oprah Winfrey Network, taking on the role of CEO in July 2011. Previously, she founded Harpo, Inc. in 1986, under which she has launched numerous media and entertainment businesses, including O, The Oprah Magazine and Harpo Films, in addition to producing the award-winning talk show “The Oprah Winfrey Show” for 25 years. Ms. Winfrey is a global media leader, philanthropist, producer and actress. She also has been serving as a member of the Smithsonian’s advisory council since 2004.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In particular, the Board of Directors considered:

•

Mr. Debbane’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

•

Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, general management and business operations, complex regulatory matters, and financial management and accounting.

•

Mr. Amouyal’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, information technology, research and development, and management operations and structures.

•

Mr. Chambers’ experience with general and cross-functional operational management and executive leadership in varied consumer-focused global industries and his position as President and Chief Executive Officer of the Company having responsibility for the day-to-day oversight of the Company’s business operations.

•

Ms. Elkins’ experience as a senior executive for several information technology service companies and her extensive knowledge and understanding of commercial information technology systems, software applications, supplier network solutions and financial management and accounting.

•

Mr. Fajgenbaum’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

•

Mr. Kelly’s experience in investment banking and strategic transactions and his extensive knowledge and understanding of corporate finance and accounting, business development and international corporate strategy.

•

Mr. Lainovic’s experience as a management consultant, private equity investor and investment advisor and his extensive knowledge and understanding of capital market investment and operations, international business and general management, investor relations, and complex financial matters and transactions.

•

Mr. Sobecki’s experience as a private equity investor and his extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

•

Ms. Winfrey’s experience as a global media leader, entrepreneur, motivational speaker and senior executive in varied media companies and her extensive knowledge and understanding of global brand management, marketing strategy, organizing at the local and global level, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Amouyal, Fajgenbaum, Lainovic and Sobecki, the Board of Directors also considered their respective positions with The Invus Group, LLC, the exclusive investment advisor to Artal. Mr. Lainovic was a principal with The Invus Group, LLC, but since 2007 has been the Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm.

Arrangements and Understandings

As previously disclosed, the Share Purchase Agreement the Company entered into with Ms. Winfrey on October 18, 2015 provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of the Company’s issued and outstanding Common Stock. Additionally, pursuant to the Corporate Agreement the Company entered into with Artal in November 2001, which was amended in July 2005, the Company agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of its then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors does not restrict Artal from nominating a greater number of directors. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons” for further information on these and other arrangements between the Company and Ms. Winfrey and Artal, as applicable.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2015 and fiscal 2014 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2015 and fiscal 2014, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2015 and fiscal 2014 and (iii)  reviews of documents filed with the SEC.

Audit-Related Fees

The audit-related fees for fiscal 2015 and fiscal 2014 were for professional services rendered by PricewaterhouseCoopers related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2015 and fiscal 2014 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance. Tax fees for fiscal 2015 also included various special projects.

All Other Fees

All other fees for fiscal 2015 and fiscal 2014 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy for Audit and Non-Audit Services provides for pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy. Such services are pre-approved up to a specified fee limit and for a term of 12 months from the date of pre-approval, unless the Audit Committee provides for a different period. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer and/or SVP Corporate Controller, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approved service does not exceed $75,000 in the aggregate. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2015 and fiscal 2014:

	Fiscal 2015	Fiscal 2014
Audit Fees	$3,037,571	$2,800,000
Audit-Related Fees	2,343	4,667
Tax Fees	661,329	334,136
All Other Fees	79,923	45,671

Total Fees	$3,781,166	$3,184,474

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2015.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Denis F. Kelly, Steven M. Altschuler and Cynthia Elkins, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines, and that Mr. Kelly is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2015, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees”.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2015 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2016, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

This report is being provided by the following independent directors who constituted the Audit Committee as of March 10, 2016, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Denis F. Kelly, Chair

Steven M. Altschuler

Cynthia Elkins

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2015 and included in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Steven M. Altschuler

Philippe J. Amouyal

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains the Company’s executive compensation program with respect to fiscal 2015 as it relates to the following “named executive officers”:

James R. Chambers	President and Chief Executive Officer
Nicholas P. Hotchkin	Chief Financial Officer
Lesya Lysyj(1)	Former President, North America
Jeanine Lemmens(2)	Former President, United Kingdom
Corinne Pollier(-Bousquet)	President, International
Michael F. Colosi	General Counsel and Secretary

(1)	Ms. Lysyj left the Company on March 31, 2015.
(2)	Ms. Lemmens resigned from her position with the Company effective April 5, 2016.

This discussion has three sections with respect to fiscal 2015 executive compensation. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general principles as they relate to the named executive officers. In the second section, we discuss specific practices as they relate to the five elements of our executive compensation program. In the third section, we provide analysis of decisions regarding compensation for the named executive officers with respect to fiscal 2015.

The Compensation Committee considered the voting results of the advisory, non-binding “say-on-pay” vote at our 2014 annual meeting of shareholders in connection with the discharge of its responsibilities. Our shareholders expressed their support of our named executive officer compensation with a substantial majority of the votes cast voting to approve the compensation of our named executive officers described in our 2014 proxy statement. Following the Compensation Committee’s review and consideration of this shareholder support, as well as the other factors discussed in more detail in “—Determination of Executive Compensation”, the Compensation Committee determined to make no changes to its approach to executive compensation except as discussed further in this “Compensation Discussion and Analysis”.

At our 2011 annual meeting of shareholders, a majority of our shareholders voted for “say-on-pay” proposals to occur every three years. In light of this voting result on the frequency of “say-on-pay” proposals, the Board of Directors decided that the Company will present “say-on-pay” proposals every three years until the next required vote on the frequency of shareholder votes to approve named executive officer compensation. Accordingly, we currently expect to hold the next “say-on-pay” vote at the 2017 Annual Meeting. We also currently expect the next shareholder vote on the frequency of shareholder votes to approve named executive officer compensation to occur at the 2017 Annual Meeting.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission to help consumers manage their weight and lead healthier, more active, happier lives. In furtherance of this philosophy, our executive compensation program is designed to achieve the following key objectives:

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Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

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Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

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The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Elements of Executive Compensation

In furtherance of our compensation philosophy and in order to achieve the key objectives listed above, for the Company’s executive compensation program in fiscal 2015, we used the following compensation elements:

•	Base salary;

•	Cash bonuses such as an annual, performance-based cash bonus;

•	Long-term equity or other incentive compensation such as stock options and restricted stock units (“RSUs”);

•	Retirement and deferred compensation plans, and agreements defining when termination payments and other benefits are payable upon a change of control of the Company or otherwise; and

•	Benefits and perquisites.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives as described above. Base salary, retirement and deferred compensation plans, change of control and other termination payments and benefits, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals important to the Company’s near- and long-term financial and strategic success. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance and serves as a form of compensation to attract, motivate and to help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to the achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals and building shareholder value.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Competitive Considerations

The Company is a unique, global organization that operates and recruits across diverse markets and types of business lines and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the executive’s specific role, responsibilities, qualifications and experience. The Company takes into account general information about the competitive market for talent, but because of the uniqueness and mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not attempt to maintain a specific target percentile with respect to a specific list of peer or benchmark companies in determining compensation for senior executives, including named executive officers. However, the Company does periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography. These sources include broad public company indexes and resources and market data provided by outside executive recruiting and consulting firms. For example, in fiscal 2013, the Compensation Committee reviewed general market data related to option awards provided by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, in connection with the Compensation Committee’s engagement of FW Cook as further discussed below.

Policy Regarding Executive Common Stock Ownership

The Company has no formal policy regarding Common Stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Determination of Executive Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation for each of the named executive officers. All three Compensation Committee members are non-management directors of the Company. From time to time during the fiscal year, the Compensation Committee reviews the base salary, bonus, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. No other senior executive, except the Company’s principal human resources executive, has any regular input into executive compensation decisions.

The Compensation Committee gives consideration, when determining appropriate executive compensation, to the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments and prior experience, data on prevailing compensation levels and other similar factors. The Compensation Committee also gives considerable weight to the Chief Executive Officer’s evaluation of the other named executive officers because of his direct knowledge of each executive’s performance, responsibilities and contributions. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of his or her individual performance goals and objectives, as applicable, as well as the Company’s overall achievement of its goals and objectives.

From time to time, the Compensation Committee has engaged outside executive recruiting and consulting firms to review aspects of the executive compensation program for the Company’s executives. For example, the Compensation Committee engaged FW Cook in fiscal 2013 to provide information on the design and financial implications of performance-vesting option awards for employees, including the named executive officers. This engagement commenced during the second half of fiscal 2013 and continued through the third quarter of fiscal 2014. The Compensation Committee periodically seeks input from these outside consulting firms on a range of external market factors, including evolving compensation trends and market survey data. These outside consulting firms may also provide general observations on the Company’s compensation programs, but do not determine the amount or form of compensation for any executive. The Compensation Committee considers these inputs, observations and information as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience. The Compensation Committee has the ultimate authority to engage compensation consultants.

Unless specifically required by law or local practice, the Company generally does not employ executives pursuant to employment agreements. Other than Mses. Lemmens and Pollier, who had an employment agreement in accordance with local practice in the United Kingdom and France, respectively, none of the named executive officers has an employment agreement with the Company.

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects his or her job responsibilities and performance. Base salary is determined for the named executive officers by the Compensation Committee based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments. In addition, the Compensation Committee reviews data on prevailing compensation levels to obtain a general understanding of current base salary practices.

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of the Company’s performance review process as well as upon a promotion or other change in job responsibilities. Base salary levels are based on the Compensation Committee’s evaluation of the individual’s strengths, performance, development and expected future contributions with respect to the Company’s goals and objectives, including those related to strategic initiatives, relevant to the individual’s compensation, as well as the Company’s overall financial performance and other general economic factors in the marketplace such as inflation. In addition, the Compensation Committee compares the base salaries of the named executive officers to ensure internal equity.

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that is linked to annual performance. The objective of this compensation element is to compensate executives annually based on the achievement of specific individual and Company annual performance objectives.

Each named executive officer’s annual cash bonus is determined as a percentage of the executive’s base salary. As with base salary, the Compensation Committee determines each named executive officer’s annual target bonus percentage based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, and review of data on prevailing compensation practices and levels. From time to time, the Compensation Committee reviews executives’ annual target bonus percentages and may make adjustments based on the Compensation Committee’s evaluation of an executive’s strengths, development and expected future contributions, changes in the executive’s responsibilities and internal pay equity, as well as its review of data on prevailing compensation practices and levels.

In most years, the target bonus percentage for each named executive officer may be over- or under-achieved based on a combination of the achievement of the Company’s financial performance goals in the fiscal year and the named executive officer’s performance during the fiscal year against his or her individual performance goals, except in the case of the Company’s Chief Executive Officer and Chief Financial Officer, whose annual, performance-based cash bonuses are based solely on the achievement of the Company’s financial performance goals in the fiscal year.

In fiscal 2015, for each of Mr. Chambers and Mr. Hotchkin, the Company’s overall financial performance for the fiscal year determined 100% of his annual, performance-based cash bonus. In fiscal 2015, for Ms. Lemmens, a combination of the Company’s overall financial performance (33%) and the financial performance of the United Kingdom business (67%) for the fiscal year determined 75% of her annual, performance-based cash bonus and her individual performance determined the remaining 25%. In fiscal 2015, for Ms. Pollier, a combination of the Company’s overall financial performance (33%) and the financial performance of the CE and ANZ business (67%) for the fiscal year determined 75% of her annual, performance-based cash bonus and her individual performance determined the remaining 25%. In fiscal 2015, for Mr. Colosi, the Company’s overall financial performance for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. Since Ms. Lysyj left the Company in March 2015, she did not participate in the fiscal 2015 annual, performance-based cash bonus plan.

Deductibility of Annual, Performance-Based Cash Bonus under Section 162(m)

The Compensation Committee believes it is in the best interests of the Company and its shareholders for the Company to provide an annual, performance-based cash bonus to executive officers that can be deducted by the Company for federal income tax purposes. Therefore, with respect to fiscal 2015, the Compensation Committee approved an annual, performance-based cash bonus structure which provides certain of the Company’s senior executive officers selected by the Compensation Committee the opportunity to receive an annual, performance-based cash bonus with respect to fiscal 2015 that is intended to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). All of our named executive officers, other than Ms. Lysyj who was not selected given her departure date from the Company, were selected by the Compensation Committee to participate in this annual, performance-based cash bonus structure. While Mr. Hotchkin was selected to participate, given his position as Chief Financial Officer, his annual, performance-based cash bonus is not subject to the deduction limitations under Section 162(m).

Annual, performance-based cash bonuses that were intended to qualify as “performance-based compensation” under Section 162(m) were funded upon the Company achieving a minimum of $100.0 million of operating income, as reported in the Company’s audited financial statements, for fiscal 2015. The Compensation Committee selected this financial measure because it is an important indicator of the Company’s financial performance during the fiscal year and shareholder value. Upon achievement of this financial measure, the maximum award payable to a participating senior executive is 200% of his or her target bonus percentage. However, this maximum award amount is not an expectation of the actual annual, performance-based cash bonus that will be paid. Rather, these amounts represent the maximum amount of bonus awards that the Compensation Committee may approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). Once the operating income financial measure is determined to be met by the Compensation Committee following the close of the fiscal year, the Compensation Committee exercises its “negative discretion” as permitted under Section 162(m) to determine the actual annual, performance-based cash bonus for each participating senior executive officer using the guidelines and performance criteria for annual, performance-based cash bonuses generally applicable to all executives as described below. If the operating income financial measure threshold had not been met for fiscal 2015, no participating senior executive officer would have received an annual, performance-based cash bonus.

General Guidelines and Performance Criteria for Annual, Performance-Based Cash Bonuses

In general, for each fiscal year, each executive, including participating named executive officers and other senior executive officers for whom the Compensation Committee exercises “negative discretion” as permitted by Section 162(m) as described above, receives an annual, performance-based cash bonus payment between 0% and 200% of his or her target bonus percentage. An executive’s annual, performance-based cash bonus payment is determined and computed based on the financial performance goal ratings applicable to the executive and resulting financial percentage payout amounts for the fiscal year and, except for the Chief Executive Officer and the Chief Financial Officer, the executive’s individual performance rating and resulting individual percentage payout amount for the fiscal year.

The methodology and approach used by the Compensation Committee to determine these financial performance goal and individual performance ratings and related percentage payout amounts are as follows:

Determination of Financial Performance Goal Ratings and Financial Performance Percentage Payouts

The Compensation Committee generally establishes the financial performance goals each year based on the Company’s internal annual operating plan. Historically, the Compensation Committee has generally selected target operating income objectives for financial performance goals. The Compensation Committee selected these operating income performance goals because they are important indicators of the Company’s financial performance during the fiscal year and shareholder value. However, given the Company’s intent to focus on improving its recruitment trends and generating positive cash flow to maintain strong liquidity in fiscal 2015, the Compensation Committee determined that the 2015 financial performance goals should be based on the following objectives with the specified percentage allocations:

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50% with respect to improving the Company’s recruitment trends, based on the achievement of certain market share goals as reflected by target recruitments in the year for the Company globally and for specified geographies with the following weightings: (x) 25% based on aggregate meetings and Online recruitments in the first quarter of fiscal 2015 (each, a “Q1 Recruitment Goal”); (y) 12.5% based on aggregate meetings recruitments during the second quarter of fiscal 2015 through the fourth quarter of fiscal 2015 (each, a “Q2-Q4 Meetings Recruitment Goal”); and (z) 12.5% based on aggregate Online recruitments during the second quarter of fiscal 2015 through the fourth quarter of fiscal 2015 (each, a “Q2-Q4 Online Recruitment Goal”); and

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50% with respect to generating positive cash flow, based on the achievement of certain cash generation goals equal to full year fiscal 2015 operating income less capital expenditures calculated for the Company globally and for specified geographies.

Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company against the Company’s financial performance goals by comparing the actual fiscal year results to the pre-determined target objectives. The Compensation Committee has reserved the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events or, solely in the case of target cash objectives, changes in accounting principles. The Compensation Committee believes that the evaluation of the Company’s financial performance goals are best achieved if the actual fiscal year results are adjusted to exclude these items while the target objectives remain fixed.

In fiscal 2015, the financial performance goal ratings, and the corresponding financial performance percentage payouts, for the portion of each named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals was determined based on the following scales:

Range of Financial Performance Goal Ratings/Percentage Payouts—Q1 Recruitments

Percentage of Target Recruitments Achieved during Q1 Fiscal 2015	Q1 Fiscal 2015 Market Share Financial Performance Goal Rating/Percentage Payout
Less than 95%	0%
95%	50%
100%	100%
105%	150%
109% and greater	200%

Range of Financial Performance Goal Ratings/Percentage Payouts—Q2-Q4 Meetings and Online Recruitments

Percentage of Target Recruitments Achieved during Q2-Q4 Fiscal 2015	Q2-Q4 Fiscal 2015 Market Share Financial Performance Goal Rating/Percentage Payout
Less than 90%	0%
90%	50%
100%	100%
105%	125%
110% and greater	150%

Range of Financial Performance Goal Ratings/Percentage Payouts—Cash

Percentage of Target Cash Achieved during Fiscal 2015	Cash Financial Performance Goal Rating/Percentage Payout
Less than 85%	0%
85%	25%
90%	50%
100%	100%
110%	125%
120% and greater	150%

The financial performance goal rating for a percentage of the target achieved for the fiscal year that falls between target percentages set forth above is calculated on a proportional, sliding scale between the target percentages. For example, if the Company achieves 95% of its target Q2-Q4 Meetings Recruitment Goal, the financial performance goal rating and corresponding financial performance percentage payout for the named executive officer would be 75%. The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. In recent fiscal years, the Company has met, exceeded and not achieved the target financial performance goals.

With respect to the annual, performance-based cash bonuses for fiscal 2015, based on the Company’s failure to achieve its Q1 Recruitment Goals, which were set in December 2014, the Compensation Committee determined in the first quarter of fiscal 2015 that the financial performance goal ratings and corresponding financial performance percentage payouts with respect to fiscal 2015 for certain executives of the Company, including the participating named executive officers, would be no greater than 75%.

Determination of Individual Performance Rating and Individual Performance Percentage Payout

All executives, including named executive officers other than the Chief Executive Officer and Chief Financial Officer, have individual performance goals for each fiscal year. Typically, individual performance goals are set by the executive’s manager during each fiscal year and vary depending on the Company’s business and strategic plan and objectives and each executive’s individual responsibilities. The executive’s manager determines after the end of each fiscal year the executive’s individual performance rating for the past year based on the executive’s performance against his or her individual performance goals. The executive’s manager also determines the individual performance percentage payout for the executive based on his or her individual performance rating.

An executive can receive an individual performance percentage payout of between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. Achieving the target individual performance goal for all individual performance objectives would yield an individual performance percentage payout of between 80% and 110% as determined in the discretion of the executive’s manager. If an executive fails to achieve at least a threshold level of individual performance and be awarded by his or her manager an individual performance percentage payout of at least 25%, he or she is not eligible for any annual, performance-based cash bonus regardless of whether the Company achieves the threshold financial performance goals for the year. Typically, the Chief Executive Officer initially determines the individual performance percentage payouts for the other named executive officers (other than the Chief Financial Officer whose payout is based solely on the Company’s financial performance percentage payout). These individual performance percentage payout determinations are then reviewed by the Compensation Committee when it approves the named executive officers’ annual, performance-based cash bonuses.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each named executive officer. The payout typically occurs in March of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual, performance-based cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent, the Compensation Committee may award other cash bonuses to executives.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the named executive officers, stock options, RSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining, motivating and recruiting the key talent necessary to ensure the Company’s continued success.

Mix of Equity Incentive Compensation

The Company’s long-term equity incentive compensation has historically taken the form of a mix of non-qualified stock option and RSU awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which historically have generally had exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE) reward executives only if the stock price increases in comparison to the exercise price. Thus, stock options directly reward creation of shareholder value after the grant date. RSUs (which vary in value depending on the stock price of our Common Stock prior to vesting) are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price from the market price at the date of grant. Although an RSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation.

In fiscal 2013 and fiscal 2014, long-term equity incentive compensation of named executive officers took the form of a combination of non-qualified stock option and RSU awards. In fiscal 2014, the Compensation Committee determined that executives’ fiscal 2014 annual, long-term equity incentive compensation awards would consist solely of RSUs, as compared to the historic practice of awarding a mix of Time-Vesting Options (defined below) and RSUs. The Compensation Committee continued this practice of awarding solely RSUs for the 2015 annual, long-term equity incentive compensation awards. The Compensation Committee continued to believe that the annual award of solely RSUs was the most appropriate form of long-term equity incentive compensation to award our executives because although an RSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation. Additionally, in fiscal 2015, eligible named executive officers who participated in the Option Exchange (defined below) received non-qualified stock options in connection with their tender of eligible stock options. For additional details on the Option Exchange, see “—Option Exchange”. The Compensation Committee may in the future adjust this mix of award types or approve different award types as part of the further development of its long-term equity incentive compensation program.

Stock Option Awards Generally

The vesting of stock options is generally solely time-based (“Time-Vesting Options”) and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, option vesting rights cease upon a holder’s termination of employment, death or disability, and exercise rights cease one year after the holder’s termination for death or permanent disability, 90 days after a holder’s termination for reasons other than for “cause,” death or permanent disability, or retirement, and immediately upon a termination for “cause”. Upon a termination for “cause” or a transfer in violation of the underlying terms and conditions of the award, all options, whether vested or unvested, generally terminate. In addition, Time-Vesting Options generally vest and become exercisable immediately prior to a change of control, and generally terminate within ten years from date of grant depending on the type of award.

RSU Awards Generally

The vesting of RSUs is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, upon a holder’s termination of employment or transfer in violation of the underlying terms and conditions of the award, all vesting in the holder’s RSUs shall cease and the unvested portion of the RSUs shall be cancelled without payment. However, RSUs generally immediately vest on the first to occur of (1) the vesting date, (2) a change of control, (3) death of the holder and (4) the date the holder’s employment with the Company is terminated due to permanent disability. In addition, prior to the vesting of an RSU, the holder has no rights as a shareholder with respect to the shares subject to such RSU, including voting rights, except that the holder has the right to receive accrued cash dividend equivalents, if any, upon the date the RSU vests.

Types of Awards

Annual Awards. Historically, annual awards consisted of Time-Vesting Options, RSUs or a combination of both. Stock options granted with respect to annual awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE as well as three-year cliff vesting, and are not subject to Company performance targets. RSUs granted with respect to annual awards generally have three-year cliff vesting and are not subject to Company performance targets. Annual awards constituting stock options generally terminate on the tenth anniversary of their grant date. The

Company’s historic practice was to grant annual awards in March of each year. In fiscal 2012, the Compensation Committee determined to grant annual awards in two equal installments: the first on May 15th of each year and the second on November 15th of each year; provided, however, in the event such date falls on a weekend, the applicable grant is made on the trading day of the NYSE immediately preceding that date. However, with respect to the fiscal 2015 annual award, RSUs were granted on June 15, 2015 and vested 50% on April 1, 2016 and the remainder will vest on April 1, 2017. See “—Equity Grant Procedures” for additional details on annual awards.

Hiring Awards. Historically, hiring awards consisted of Time-Vesting Options, RSUs or a combination of both. Historically, hiring awards for newly-hired named executive officers were granted promptly following their hire with their first day of employment coinciding with the grant date of the award. Stock options granted with respect to hiring awards generally have exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE. These stock options and RSUs granted on the first day of employment vest proportionately and become exercisable in annual increments over a three- to five-year period. In addition, from time to time, hiring awards for newly-hired named executive officers are structured such that the stock options and/or RSUs awarded are granted in two equal installments with grant dates that align with the grant dates of the annual awards made in the fiscal year of hire. In such cases, when a newly-hired named executive officer commences employment after May 15th, the grant date of the first installment has typically been the first day of employment or the 15th day of the calendar month following the first day of employment. These stock options and RSUs that are aligned with annual awards generally vest proportionately and become exercisable in annual increments over a three- to five-year period and/or have three-year cliff vesting. The Compensation Committee may establish separate vesting and exercisability for each installment. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Special Awards. From time to time, special awards of stock options, RSUs or a combination of both may be made to certain named executive officers in connection with a promotion or other special circumstance. With respect to stock options and RSUs granted, vesting and exercisability are established at the time the Compensation Committee grants special awards. Historically, these special awards generally have time-based vesting criteria in the form of annual increments over three to five years and any such stock option awards terminate on the tenth anniversary of their grant date.

Option Exchange

In fiscal 2013 and fiscal 2014, as a means of attracting, motivating and retaining employees over time to promote the Company’s long-term financial and strategic success, the Compensation Committee determined to grant to certain executives, including the named executive officers, special performance-based stock option awards having both time- and performance-vesting criteria (“T&P Options”). In fiscal 2015, the Board of Directors determined that the T&P Options had exercise prices and stock price performance vesting hurdles that were significantly higher than the then-current market price of our Common Stock. As a result, the T&P Options had little or no value as an incentive to retain and motivate these employees. Accordingly, in fiscal 2015, upon the recommendation of the Board of Directors, the Company’s shareholders approved an amendment to the Company’s 2014 Stock Incentive Plan (as amended, the “2014 Plan”) to permit a one-time stock option exchange program (the “Option Exchange”) pursuant to which the Company offered eligible employees the opportunity to exchange certain eligible T&P Options on a (a) two-for-one basis for new stock options (“Replacement Options”) for all eligible employees, other than Mr. Chambers (i.e., so that the Replacement Options would cover half as many shares as the corresponding surrendered options) and (b) 3.5-for-one basis for Replacement Options for Mr. Chambers (i.e., so that the Replacement Options would cover a number of shares equal to the quotient of the number of shares covered by the corresponding surrendered options divided by 3.5). The Option Exchange was designed to create better incentives for employees to remain with the Company and contribute to the attainment of its business and financial objectives. To participate in the Option Exchange, eligible employees, including the named executive officers (other than Ms. Lysyj), were required to tender all of their eligible T&P Options. Ms. Lysyj was not eligible to participate in the Option Exchange as she left the Company on March 31, 2015 prior to the commencement of the program. The Replacement Options are Time-Vesting Options with a ten year term and vest over three years with 25% of the stock options vesting on each of the first and second anniversaries of the grant date and 50% of the stock options vesting on the third anniversary of the grant date. All eligible named executive officers participated in the Option Exchange and tendered all of their T&P Options that were then cancelled pursuant to the terms of the Option Exchange. See “—2015 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Option Exchange” and the Grants of Plan-Based Awards for Fiscal 2015 table for additional details on such tender of T&P Options and the issuance of Replacement Options in exchange thereof pursuant to the Option Exchange. All T&P Options awarded to Ms. Lysyj were forfeited in connection with her departure from the Company. All Replacement Options granted to Ms. Lemmens pursuant to the Option Exchange were forfeited in connection with her resignation from the Company.

Equity Grant Procedures

The Compensation Committee administers our stock plans. In fiscal 2012, the Compensation Committee determined that the Company’s equity grant procedures should be revised to no longer base awards on a particular amount of shares but to base awards on an aggregate dollar value based on a percentage of an executive’s base salary which would then be converted into a number of stock options and/or RSUs as described below. For awards that include both stock options and RSUs, the aggregate dollar value is divided between stock options and RSUs based on percentage amounts approved by the Compensation Committee, with the dollar value for stock options being a higher percentage of the aggregate dollar amount in the case of senior executives given their performance has a more direct impact on the Company achieving its objectives and goals. In determining the amount of the annual awards for the named executive officers in fiscal 2015, the Compensation Committee reviewed the trading price of the Company’s equity at that time. Because the Compensation Committee did not believe that the price reflected the anticipated positive impact of the Company’s previously disclosed transformation plan, the Compensation Committee determined that any award amount was anticipated to increase in value as the Company’s stock price more fairly reflected the anticipated results of the Company’s transformation plan. Accordingly, the Compensation Committee determined not to base fiscal 2015 annual award amounts on a percentage of base salary, noting also that such an approach would be unduly dilutive to the Company’s Common Stock holders. Instead, the Compensation Committee determined that the annual award amounts for fiscal 2015 should be consistent with the aggregate number of RSUs that participants received in the fiscal 2014 annual equity award program.

Additionally, starting with annual awards made in fiscal 2012, the Compensation Committee determined that to reduce the exposure of annual awards to market volatility, among other things, annual awards would no longer be granted in one installment but would be granted in two equal installments. The first installment of an annual award is granted on May 15th of each year (except in the case of a new employee who is granted the right to participate in the annual award program in his or her year of hire and whose employment start date is after May 15th, in which case the first installment is granted on the 15th day of the calendar month following such start date) and the second installment of an annual award is granted on November 15th of each year; provided, however, in the event such grant date falls on a weekend, the applicable grant is made on the trading day of the NYSE immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to either stock options or RSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options and/or RSUs per grant date as described below. In the case of the annual awards for the named executive officers in fiscal 2015, the Compensation Committee determined to not provide for two grant dates but to grant these annual awards in one installment on June 15, 2015 to create better incentives for employees to contribute to the execution of the Company’s transformation plan.

Generally, the number of Time-Vesting Options granted has been determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date and the number of RSUs granted has been determined based on the closing price of our Common Stock one week before the applicable grant date.

Our stock options have historically been generally granted at an exercise price determined by calculating the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE. With respect to the Replacement Options, the exercise price was calculated by calculating the greater of (a) the closing price per share of the Company’s Common Stock on the NYSE on the date of grant and (b) the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE. In certain circumstances, these calculations may result in an exercise price in excess of or less than the closing price of our Common Stock on the grant date.

All equity awards granted to named executive officers require the approval of the Compensation Committee or the Board of Directors.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure, and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives is to help attract talent in a competitive market and, in the event of payments upon a change of control, is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plans

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. In recent years, the Company matched dollar-for-dollar 100% of the participant’s tax deferred contributions up to 3% of the participant’s eligible earnings. To encourage a higher level of contribution by participants, beginning in fiscal 2016, the Company will match 50 cents on each dollar of the participant’s tax deferred contributions up to 6% of the participant’s eligible earnings. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

We also provide a Group Personal Pension Scheme for eligible, salaried U.K. employees, in which Ms. Lemmens participated. Contributions to this scheme by participating employees are made on a pre-tax basis. Her Majesty’s Revenue & Customs has an annual tax free allowance for the total contribution that the employee, the employer and any third party can make during a given period (currently the tax year 2015/16 limit is £40,000). Generally, the Company contributes between 5% and 9% (in the case of Ms. Lemmens, the Company contributed 9%) of an employee’s annual base salary to the Group Personal Pension Scheme, provided that the employee contributes a minimum of 2% of his or her annual base salary into the scheme. All Company and employee contributions to the scheme are fully-vested upon contribution.

Executive Profit Sharing Plan

We have also established a non-qualified executive profit sharing plan for U.S. highly compensated employees, including the U.S. named executive officers. The executive profit sharing plan provides for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. The Company will also credit each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%.

The following table sets forth the guaranteed monthly contribution amounts based on selected ages of a participant:

Age of Participant	Guaranteed Monthly Contribution of Participant’s Eligible Earnings
35-39	2.50%
40-44	3.50%
45-49	4.50%
50-54	5.50%
55-59	6.00%
60 and Over	6.50%

At times in the past, the Company has approved supplemental contributions ranging from 50% to 100% of the aggregate guaranteed contribution amount for the applicable fiscal year. For fiscal 2015, the Company did not approve a supplemental contribution.

Contributions to a participant’s executive profit sharing account are fully vested upon the date on which the participant’s aggregate service to the Company totals three years. Contributions also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s executive profit sharing account are paid to the participant, or his or her beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the executive profit sharing plan. The executive profit sharing plan also provides for certain early payments from a participant’s executive profit sharing account in limited hardship situations subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with our named executive officers and certain other senior executives.

Each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreement) of the Company, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

The continuity agreements for Messrs. Chambers, Hotchkin and Colosi provide that, among other benefits discussed more fully below in the section entitled “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon a Change of Control—Continuity Agreements”, if (a) during the two-year period following a change in control of the Company, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of the Company, such named executive officer voluntarily terminates his employment for “good reason”, or (c) an agreement is signed which would result in a change in control of the Company and during the period between the effective date of the agreement and a change in control of the Company, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement), then he is entitled to receive, among certain other payments and benefits, a lump sum cash payment equal to three times the sum of (x) the named executive officer’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the named executive officer’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given).

The continuity agreement for Mses. Lysyj, Lemmens and Pollier, and certain other senior executives who are not named executive officers, have (or in the case of Mses. Lysyj and Lemmens, had) similar terms and conditions as described above but entitle (or in the case of Mses. Lysyj and Lemmens, entitled) the executive to receive, among certain other payments and benefits, a lump sum cash payment equal to two times the sum of (x) the executive’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the executive’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given).

In connection with Ms. Pollier and the Company entering into her continuity agreement, Ms. Pollier and the Company also entered into a letter agreement on September 15, 2015 (the “Pollier Side Letter”). Pursuant to the Pollier Side Letter, Ms. Pollier agreed that any consideration payable or benefits provided to her pursuant to her continuity agreement will generally be offset in full by any amounts payable or benefits provided to her pursuant to any agreement between Ms. Pollier and the Company or any of its affiliates, any plan, program or arrangement of the Company or any of its affiliates, or as provided for by local law.

Other Retirement, Separation, Retention or Severance Arrangements

The Company has no formal policy regarding retirement arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual retiring, has approved retirement arrangements for certain named executive officers and other senior executives. Additionally, with respect to those executives, including the applicable named executive officers, with whom the Company has entered into a continuity agreement as described above, the Company has agreed to pay such executives upon their retirements amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of their annual, performance-based cash bonuses as set forth therein.

The Company also has no formal policy regarding separation arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual’s separation from the Company, has approved separation arrangements for certain named executive officers and other senior executives. The Company also has no formal policy regarding retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the role and skill set of the individual as well as the transition needs of the Company, has approved retention arrangements for certain named executive officers and other senior executives.

Additionally, the Company has no formal policy regarding severance arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual being hired, has approved separate severance arrangements for certain named executive officers and other senior executives. For example, in connection with Mr. Chambers being appointed President and Chief Executive Officer, the Company and Mr. Chambers entered into a letter agreement on July 30, 2013 amending his offer letter dated December 6, 2012 to provide for the following severance benefits upon his termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”: (x) a lump sum cash payment equal to 12 months of base salary plus his target annual bonus for the year in which such termination occurred and (y) 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. In addition, to the extent that any restrictive covenants Mr. Chambers may be subject to expire by their terms prior to the 12-month anniversary of any such termination, he agrees that such covenants shall be extended through such date. In accordance with Mr. Hotchkin’s offer letter dated July 2, 2012, upon termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Hotchkin will receive a lump sum cash payment equal to six months of salary and six months of continued health coverage under the Company-sponsored health plans on the same basis available to him immediately prior to termination. In accordance with Mr. Colosi’s offer letter dated March 3, 2014, upon termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Colosi will receive a lump sum cash payment equal to 12 months of salary and 12 months of continued health coverage under the Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

While Ms. Pollier is entitled to certain benefits provided pursuant to French statutory law, Ms. Pollier also has the benefit of certain non-compete severance benefits, under an addendum, dated May 1, 2013, to her employment agreement, dated October 6, 2003, upon termination by the Company. If the non-compete severance benefits are triggered, Ms. Pollier, for the six-month period following her termination, is entitled to receive monthly compensation (including corresponding paid leave) in an amount of 75% of her average monthly remuneration calculated over the last 12 months preceding the notification of termination, subject to the social security contributions and other contributions required by law or the applicable collective bargaining agreements. Any such monthly compensation is subject to Ms. Pollier’s compliance with her non-compete and non-solicitation obligations as set forth in her employment agreement. Any non-compete severance payments are subject to offset pursuant to the terms of the Pollier Side Letter discussed above.

In connection with Ms. Lysyj’s departure from the Company effective March 31, 2015, and pursuant to the terms of her offer letter dated September 30, 2013, Ms. Lysyj received a lump sum cash payment equal to 12 months of salary and 12 months of continued health coverage under Company-sponsored health plans on the same basis available to her immediately prior to her departure. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details.

Benefits and Perquisites

The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably-priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, to promote the wellness of and an active lifestyle for its employees and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to salaried employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include cost of living, housing, car and/or transportation allowances and reimbursement of costs associated with relocation, dependents’ education, temporary living arrangements, home leave travel and mobile devices (which are permitted to be used for personal matters) as well as tax gross-up payments with respect to such allowances and reimbursements. The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Tax and Accounting Implications

Excess Parachute Payment Excise Taxes

Under the terms of a continuity agreement (i) if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate (the “parachute payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to the company’s chief executive officer or to any of up to three other executive officers (excluding the company’s principal financial officer) whose compensation must be included in the proxy statement of the company because they are the most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Our shareholder approved incentive plans are structured to provide that certain awards may be made in a manner to qualify for this exemption. The Compensation Committee seeks to structure performance-based compensation for our named executive officers in a manner that complies with Section 162(m) of the Internal Revenue Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1.0 million that is not performance-based under Section 162(m) of the Internal Revenue Code if it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718, Compensation—Stock Compensation. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

2015 Executive Compensation Determinations

The following is a discussion of the specific factors considered in determining base salary, cash bonuses and other payments and long-term equity incentive compensation for the named executive officers for fiscal 2015. There were no material changes in fiscal 2015 for the named executive officers in the policies governing retirement and deferred compensation plans, termination payments upon a change of control of the Company, perquisites or other benefits.

Base Salary

No actions were taken during fiscal 2015 with respect to the base salaries of Messrs. Chambers and Hotchkin and Ms. Lysyj. The table below identifies actions taken during fiscal 2015 with respect to the base salaries of Mses. Lemmens and Pollier and Mr. Colosi.

Named Executive Officer	2015 Base Salary and Action(s) (if any)
James R. Chambers	$1,025,000

Nicholas P. Hotchkin	$527,250

Lesya Lysyj(1)	$526,313

Jeanine Lemmens(2)	Increase in base salary from $312,668 (£212,180) to $320,094 (£217,219) effective March 30, 2015(3)

Corinne Pollier(-Bousquet)	Increase in base salary from $323,519 (€297,872) to $333,224 (€306,808) effective March 30, 2015; increase in base salary from $333,224 (€306,808) to $333,355 (€306,928) effective January 1, 2016(4)

Michael F. Colosi	Increase in base salary from $425,000 to $430,929 effective March 30, 2015

(1)	Ms. Lysyj left the Company on March 31, 2015.

(2)	Ms. Lemmens resigned from her position as President, United Kingdom effective April 5, 2016.

(3)	Amounts shown in pounds sterling were converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.4736).

(4)	Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

Each of Messrs. Chambers and Hotchkin voluntarily elected not to receive an increase in base salary in fiscal 2015. The Compensation Committee decided to increase the base salary of the named executive officers, other than Messrs. Chambers and Hotchkin and Ms. Lysyj, effective March 30, 2015. In determining each such named executive officer’s increased base salary, the Compensation Committee reviewed his or her past performance of his or her job responsibilities and contributions made to the Company, competitive conditions and the relationship of his or her compensation to the compensation of other senior executives at the Company and determined that the increase in base salary was appropriate to reward performance, ensure retention and motivate performance against the Company’s strategic initiatives.

Cash Bonuses and Payments

Annual, Performance-Based Cash Bonus

Annual Target Bonus Percentages

No actions were taken during fiscal 2015 with respect to the annual target bonus percentages of the named executive officers.

Annual, Performance-Based Cash Bonus Fiscal 2015 Plan

For fiscal 2015, the Company had to achieve at least $100.0 million of operating income for the named executive officers, other than Ms. Lysyj, to be eligible to receive an annual, performance-based cash bonus. The Company reported operating income of $168.1 million. The Compensation Committee then exercised its “negative discretion” to determine the actual annual, performance-based cash bonus for each such named executive officer using the guidelines and performance criteria generally applicable to all executives of the Company. The determination of the Company’s financial performance component of bonuses was based on the following objectives with the specified percentage allocations: (1) 50% with respect to improving the Company’s recruitment trends, based on the achievement of certain market share goals as reflected by target recruitments in the year for the Company globally and for specified geographies with the following weightings: (x) 25% based on aggregate meetings and Online recruitments in the first quarter of fiscal 2015 (each, a “Q1 Recruitment Goal”); (y) 12.5% based on aggregate meetings recruitments during the second quarter of fiscal 2015 through the fourth quarter of fiscal 2015 (each, a “Q2-Q4 Meetings Recruitment Goal”); and (z) 12.5% based on aggregate Online recruitments during the second quarter of fiscal 2015 through the fourth quarter of fiscal 2015 (each, a “Q2-Q4 Online Recruitment Goal”); and (2) 50% with respect to generating positive cash flow, based on the achievement of certain cash generation goals (each, a “Cash Goal”) equal to full year fiscal 2015 operating income less capital expenditures calculated for the Company globally and for specified geographies (each such calculated amount, a “Cash Amount”). When determining Recruitment Goals, the Compensation Committee noted that, in the Company’s presentation of its financial results, fiscal 2015 had 52 weeks and fiscal 2014 had 53 weeks. In order to address this differential in number of weeks, the Compensation Committee determined to adjust each applicable period as appropriate so that the percentage changes for target recruitments would be based on a like-for-like basis. In addition, based on the Company’s failure to achieve its Q1 Recruitment Goals, which were set in December 2014, the Compensation Committee determined in the first quarter of fiscal 2015 that the financial performance goal ratings and corresponding financial performance percentage payouts with respect to fiscal 2015 for certain executives of the Company, including the named executive officers, would be no greater than 75%. When setting the Q2-Q4 Recruitment Goals in the first quarter of fiscal 2015, the Compensation Committee acknowledged the then-current negative recruitment trends and the importance of stabilizing performance. Accordingly, the Q2-Q4 Recruitment Goals reflected an improvement in the percentage change in aggregate recruitments in that period in fiscal 2015 versus the prior year period as compared to the percentage change in aggregate recruitments in the first quarter of fiscal 2015 versus the prior year period.

The Company’s global Q1 Recruitment Goal, CE and ANZ Q1 Recruitment Goal and United Kingdom Q1 Recruitment Goal for annual, performance-based cash bonuses paid to executives generally was equal to the following percentage increases in recruitments in the first quarter of fiscal 2015 as compared to recruitments in the prior year period: 5%, 5% and 12%, respectively. Based on the Q1 Recruitment Goals and actual results, the recipient named executive officers achieved a global financial performance percentage payout of 0% with respect to this financial performance goal.

The Company’s global Q2-Q4 Meetings Recruitment Goal, CE and ANZ Q2-Q4 Meetings Recruitment Goal and United Kingdom Q2-Q4 Meetings Recruitment Goal for annual, performance-based cash bonuses paid to executives generally was equal to the following percentage declines in recruitments during the period as compared to recruitments in the prior year period: 12%, 4% and 6%, respectively. Based on the Q2-Q4 Meetings Recruitment Goals and actual results, the Company achieved the following financial performance percentage payouts with respect to this financial performance goal: global, 101.2% (12.6% weighted), CE and ANZ, 0% and United Kingdom, 69.6% (8.7% weighted).

The Company’s global Q2-Q4 Online Recruitment Goal, CE and ANZ Q2-Q4 Online Recruitment Goal and United Kingdom Q2-Q4 Online Recruitment Goal for annual, performance-based cash bonuses paid to executives generally was equal to the following percentage declines in recruitments during the period as compared to recruitments in the prior year period: 18%, 7% and 15%, respectively. Based on the Q2-Q4 Online Recruitment Goals and actual results, the Company achieved the following financial performance percentage payouts with respect to this financial performance goal: global, 150.0% (18.8% weighted), CE and ANZ, 88.2% (11.0% weighted) and United Kingdom, 140.8% (17.6% weighted).

The Company’s global Cash Goal, CE and ANZ Cash Goal and United Kingdom Cash Goal for annual, performance-based cash bonuses paid to executives generally was equal to $142.3 million (after excluding $10.0 million in estimated restructuring charges with respect to the Company’s previously disclosed 2015 restructuring plan), $70.0 million and £12.9 million, respectively. Based on the Cash Goals and actual Cash Amounts, the Company achieved the following financial performance percentage payouts with respect to this financial performance goal: global, 120.1% (60.0% weighted), CE and ANZ, 74.5% (37.3% weighted) and United Kingdom, 144.9% (72.4% weighted).

Absent the cap on financial performance goal ratings and corresponding financial performance percentage payouts discussed above, the recipient named executive officers, other than Ms. Pollier, would have received financial performance goal ratings and corresponding financial performance percentage payouts in excess of 75% based on the Company’s performance exceeding certain Q2-Q4 Meetings Recruitment Goals, Q2-Q4 Online Recruitment Goals and Cash Goals. However, those named executive officers received a financial performance goal rating and corresponding financial performance percentage payout of only 75% due to such cap.

The following table shows the annual target bonus percentage, the overall bonus percentage payout and the related actual bonus paid for each of the named executive officers for fiscal 2015:

Named Executive Officer	Target Bonus Percentage (as a % of Fiscal Year Base Salary)	Overall Bonus Percentage Payout(1)	Actual Performance- Based Cash Bonus		Actual Performance- Based Bonus (as a % of 2015 Base Salary(2))
James R. Chambers	100%	75.0%	$768,750		75.0%
Nicholas P. Hotchkin	65%	75.0%	$257,035		48.8%
Lesya Lysyj(3)	—	—	—		—
Jeanine Lemmens	45%	80.8%	$109,850	(4)	36.3%
Corinne Pollier(-Bousquet)	45%	69.9%	$104,922	(5)	31.4%
Michael F. Colosi	60%	80.8%	$208,012		48.5%

(1)	Other than with respect to Messrs. Chambers and Hotchkin, bonus percentage payouts were determined by a combination of the applicable financial performance percentage payout and individual performance percentage payout. The named executive officers’ financial performance goal ratings and corresponding financial performance percentage payouts with respect to fiscal 2015 could be no greater than 75%.

(2)	Other than in the case of Mses. Lemmens and Pollier, see base salary amounts of the named executive officers reported in the column “Salary” of the Summary Compensation Table. In the case of Mses. Lemmens and Pollier, see the most recent base salary amount reported in “—2015 Executive Compensation Determinations—Base Salary”.

(3)	In connection with her departure from the Company effective March 31, 2015, Ms. Lysyj was not entitled to receive an annual, performance-based cash bonus with respect to fiscal 2015.

(4)	Amount shown was paid in pounds sterling and converted to U.S. dollars using the applicable exchange rate on February 29, 2016 (i.e., $1.3917), the date on which Ms. Lemmens’ annual, performance-based cash bonus was approved.

(5)	Amount shown was paid in euros and converted to U.S. dollars using the applicable exchange rate on February 29, 2016 (i.e., $1.0874), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

Other Cash Payments

In connection with Ms. Lysyj’s departure, and pursuant to the terms of her offer letter, Ms. Lysyj received a lump sum cash payment equal to $526,313, less lawful deductions and withholdings. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Ms. Lysyj’s arrangements with respect to her departure.

Long-Term Equity Incentive Compensation

Annual Awards

In determining the size and mix of named executive officers’ annual equity awards for fiscal 2015, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, the achievement of business, strategic, individual, and financial objectives during the prior fiscal year, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award to reward and incentivize performance against strategic initiatives, ensure retention, and maintain appropriate compensation differentials among senior executives. In addition, the Compensation Committee considered the trading value of the Company’s equity at that time and determined that the annual award amounts for fiscal 2015 should be consistent with the aggregate number of RSUs that participants received in the fiscal 2014 annual equity award program. See “—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Equity Grant Procedures” above for additional details on the Compensation Committee’s deliberations. All named executive officers, other than Ms. Lysyj, received an annual award in fiscal 2015. Given Ms. Lysyj’s departure date of March 31, 2015, she was not eligible to receive an annual award on June 15, 2015.

All annual awards to the recipient named executive officers in fiscal 2015 were allocated 100% to RSUs. In fiscal 2015, the recipient named executive officers received the following annual awards in one installment on June 15, 2015: Mr. Chambers received 170,833 RSUs; Mr. Hotchkin received 38,445 RSUs; Ms. Lemmens received 17,555 RSUs; Ms. Pollier received 20,895 RSUs; and Mr. Colosi received 22,658 RSUs. All RSUs granted to the recipient named executive officers as their annual award in fiscal 2015 vested 50% on April 1, 2016 and will vest 50% on April 1, 2017. As a result of Ms. Lemmens’ resignation effective April 5, 2016, the unvested portion of the above RSUs that were granted as her annual award in fiscal 2015 were forfeited upon her departure. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details on her departure.

Option Exchange

In fiscal 2015, the Company undertook the Option Exchange pursuant to which the named executive officers, other than Ms. Lysyj, exchanged all of their T&P Options for Replacement Options. On June 22, 2015, each named executive officer listed below was granted the number of Replacement Options set forth opposite his or her name in exchange for his or her T&P Options.

Named Executive Officer	Number of Replacement Options
James R. Chambers	154,880
Nicholas P. Hotchkin	56,325
Jeanine Lemmens	28,503
Corinne Pollier(-Bousquet)	33,642
Michael F. Colosi	40,307

The Replacement Options have a ten year term and vest over three years with 25% of the stock options vesting on each of the first and second anniversaries of the grant date and 50% of the stock options vesting on the third anniversary of the grant date. The exercise price of the Replacement Options equal the greater of (a) the closing price per share of the Company’s Common Stock on the NYSE on the date of grant and (b) the average closing price of a share of the Company’s Common Stock on the NYSE for the five trading day period immediately preceding and including the date of grant, or $5.25 per share. For additional details on the Option Exchange, see “—Determination of Executive Compensation —Long-Term Equity Incentive Compensation—Option Exchange” above.

As a result of Ms. Lemmens’ resignation effective April 5, 2016, the above unvested Time-Vesting Options that she received pursuant to the Option Exchange were forfeited upon her departure. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details on her departure. Given Ms. Lysyj’s departure date of March 31, 2015, she was not eligible to participate in the Option Exchange and all T&P Options awarded to Ms. Lysyj were forfeited upon such date.

Hiring Awards

No hiring awards were granted to named executive officers in fiscal 2015.

Mix of Compensation Elements

As discussed above in “—Executive Compensation Approach—Elements of Executive Compensation”, the Company weights compensation for the named executive officers more toward variable, performance-based compensation. Approximately 50% of fiscal 2015 total compensation for named executive officers (excluding Ms. Lysyj) was variable, performance-based compensation (which includes short-term variable performance-based compensation and long-term variable performance-based compensation). As reflected in the Summary Compensation Table, aggregate fiscal 2015 compensation for the named executive officers (excluding Ms. Lysyj) was allocated as follows:

Mix of Total Compensation in 2015(1)
Base Salary	39%
Short-Term Variable Performance-Based Compensation(2)	21%
Long-Term Variable Performance-Based Compensation(3)	29%
Other Compensation(4)	11%
Total	100%

(1)	Ms. Lysyj was excluded from the percentage calculations because, in connection with her departure from the Company effective March 31, 2015, she received a lump sum cash payment and other benefits pursuant to the terms of her offer letter and separation agreement and general release.

(2)	Represents annual, performance-based cash bonuses reported in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

(3)	Represents RSU and stock option awards reported in the columns “Stock Awards” and “Option Awards”, respectively, of the Summary Compensation Table. These reported amounts reflect the applicable grant date fair value and incremental grant date fair value which the Compensation Committee believed did not reflect the anticipated positive impact of the Company’s transformation plan. Accordingly, such depressed valuations shifted the above compensation mix away from variable, performance-based compensation. The Compensation Committee believes that this shift is not reflective of the anticipated weight of such long-term compensation as a component of a named executive officer’s total compensation mix for 2015.

(4)	Represents contributions to savings plans, contributions to and earnings on the executive profit sharing plan and perquisites and other personal benefits reported in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”, as applicable, of the Summary Compensation Table.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers as follows: for fiscal 2015, fiscal 2014 and fiscal 2013 with respect to Messrs. Chambers and Hotchkin and Ms. Lysyj; for fiscal 2015 and fiscal 2014 with respect to Ms. Lemmens and Mr. Colosi; and for fiscal 2015 with respect to Ms. Pollier.

Name and Principal Position	Fiscal Year(1)	Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation		Total
James R. Chambers	2015	$1,025,000	—	$835,373	$337,268	$768,750		$13,556	$224,438	(7)	$3,204,385
President and Chief	2014	$1,018,173	—	$4,188,472	$2,091,953	$1,527,260	(8)	$5,283	$251,756		$9,082,897
Executive Officer	2013	$795,769	—	$842,058	$4,267,426	$643,956		$999	$194,530		$6,744,738

Nicholas P. Hotchkin	2015	$527,250	—	$187,996	$123,679	$257,035		$5,732	$72,310	(9)	$1,174,002
Chief Financial Officer	2014	$512,982	—	$870,399	$434,733	$500,158	(10)	$3,155	$221,634		$2,543,061
	2013	$475,000	—	$209,575	$1,002,433	$290,186		$1,249	$159,771		$2,138,214

Lesya Lysyj	2015	$145,748	—	—	—	—		$2,867	$588,861	(11)	$737,476
Former President,	2014	$525,954	—	$687,149	$343,209	$429,967		$1,510	$70,163		$2,057,952
North America	2013	$40,385	$212,450	$164,296	$791,635	$272,550		—	$3,779		$1,485,095

Jeanine Lemmens(12)	2015	$324,040	—	$85,844	$62,586	$109,850		—	$345,961	(13)	$928,281
Former President, United Kingdom	2014	$347,022	—	$431,402	$219,994	$200,812		—	$373,231		$1,572,461

Corinne Pollier (-Bousquet)(14)	2015	$337,767	—	$102,177	$73,872	$104,922		—	$42,088	(15)	$660,826
President, International

Michael F. Colosi	2015	$429,333	—	$110,798	$87,869	$208,012		$1,499	$52,980	(16)	$890,491
General Counsel and Secretary	2014	$253,365	—	$565,035	$544,145	$209,787		$154	$20,364		$1,592,850

(1)	Fiscal 2014 consisted of a 53-week period.

(2)	Amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account any increases in base salary during the course of the year and are not reduced to reflect the named executive officer’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees, or in the case of Ms. Lemmens, our savings plan for salaried U.K. employees. Increases, if any, in annual base salary for named executive officers for each fiscal year were determined following the beginning of that year. In fiscal 2015, there were increases in annual base salaries for the named executive officers except for Messrs. Chambers and Hotchkin and Ms. Lysyj. Ms. Lysyj’s salary earned in fiscal 2015 reflects that portion of her annual base salary earned until her March 31, 2015 departure date. Mr. Colosi’s salary earned in fiscal 2014 reflects that portion of his annual base salary earned from May 19, 2014, the date he joined the Company as its General Counsel and Secretary. Ms. Lysyj’s salary earned in fiscal 2013 reflects that portion of her annual base salary earned from November 25, 2013, the date she joined the Company as its President, North America.

(3)	Stock awards consist solely of awards of RSUs and amounts represent the aggregate grant date fair value of awards granted in each fiscal year shown calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant.

(4)	Amounts shown for fiscal 2015 represent the incremental grant date fair value of the Time-Vesting Options granted as Replacement Options in fiscal 2015 in connection with the Option Exchange, calculated in accordance with applicable accounting standards. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Option Exchange” for additional details on the Option Exchange. Amounts shown for fiscal 2014 and fiscal 2013 represent the aggregate grant date fair value of stock option awards granted in each fiscal year, calculated in accordance with applicable accounting standards. The assumptions made in determining option values with respect to awards granted during fiscal 2015, fiscal 2014 and fiscal 2013 are disclosed in Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2015.

(5)	Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. In connection with Ms. Lysyj’s leaving the Company effective March 31, 2015, she was not entitled to an annual, performance-based cash bonus for fiscal 2015. For additional details on the amounts shown for fiscal 2015, see “Compensation Discussion and Analysis—2015 Executive Compensation Determinations—Cash Bonuses and Payments—Annual, Performance-Based Cash Bonus” above. Amount shown for Mr. Colosi in fiscal 2014 reflects a pro-rated, annual, performance-based cash bonus based on his May 19, 2014 employment start date. Amount shown for Ms. Lysyj in fiscal 2013 reflects an annual, performance-based cash bonus based on her full annual base salary, but does not reflect the guaranteed portion of her annual, performance-based cash bonus that is reported in the “Bonus” column for fiscal 2013.

(6)	Amounts shown consist solely of the aggregate earnings on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above. Mses. Lemmens and Pollier, as non-U.S. named executive officers, were not eligible to participate in the executive profit sharing plan.

(7)	Amount shown includes $154,582 in contributions by the Company to the executive profit sharing plan and an additional tax gross-up payment of $45,633 paid in fiscal 2015 with respect to reimbursements of temporary living costs provided during fiscal 2014, as well as amounts with respect to the payment of life insurance premiums, a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Chambers’ benefit.

(8)	Mr. Chambers voluntarily elected to receive one third of his annual, performance-based cash bonus for fiscal 2014 in fully vested Common Stock. As a result, in fiscal 2015 Mr. Chambers received 52,423 shares of Common Stock with a grant date fair value of $533,142. The grant date fair value of the Common Stock received is based solely on the closing price of our Common Stock on the date of grant and generally differs from the dollar amount of the portion of the annual, performance-based bonus that he voluntarily elected to receive in fully vested Common Stock.

(9)	Amount shown includes $48,414 in contributions by the Company to the executive profit sharing plan, a car allowance, a wellness allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Hotchkin’s benefit.

(10)	Mr. Hotchkin voluntarily elected to receive one third of his annual, performance-based cash bonus for fiscal 2014 in fully vested Common Stock. As a result, in fiscal 2015 Mr. Hotchkin received 17,168 shares of Common Stock with a grant date fair value of $174,599. The grant date fair value of the Common Stock received is based solely on the closing price of our Common Stock on the date of grant and generally differs from the dollar amount of the portion of the annual, performance-based bonus that he voluntarily elected to receive in fully vested Common Stock.

(11)	Amount shown includes $31,664 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a car allowance, a wellness allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Ms. Lysyj’s benefit. Amount shown also reflects $543,768 of payments and benefits pursuant to Ms. Lysyj’s separation agreement and general release (consisting of a $526,313 lump sum cash payment, $15,415 in premiums paid in fiscal 2015 for continued health coverage under Company-sponsored health plans pursuant to the Consolidated Omnibus Reconciliation Act following her departure date and the retainment of Company-issued mobile devices and a laptop computer). See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding the terms of Ms. Lysyj’s departure.

(12)	Ms. Lemmens served as our President, United Kingdom from May 2013 to April 2016. Ms. Lemmens’ amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns were paid to her in pounds sterling. These amounts shown were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $1.4776 to $1.5571, except for the amounts with respect to (a) (i) payments of dependents’ education expenses, which were converted to U.S. dollars using the applicable exchange rate on January 6, 2015 (i.e., $1.5153), May 7, 2015 (i.e., $1.5251), August 5, 2015 (i.e., $1.5603) and September 22, 2015 (i.e., $1.5366), (ii) reimbursement of home leave travel costs, which were converted to U.S. dollars using the exchange rate on January 6, 2016 (i.e., $1.5153), (iii) tax gross-up payments with respect to the foregoing payments in (i) and (ii), which were converted to U.S. dollars using the applicable exchange rate on March 24, 2016 (i.e., $1.4154), (iv) payments for professional tax services, which were converted to U.S. dollars using the applicable exchange rate on March 20, 2015 (i.e., $1.4956), May 27, 2015 (i.e., $1.5355) and November 20, 2015 (i.e., $1.5192), and (v) required employer payments for Class 1A national insurance paid in respect of certain perquisites and personal benefits, which were converted to U.S. dollars using the applicable exchange rate on July 22, 2015 (i.e., $1.5612), in each case the date upon which any such amounts were paid or reimbursed, and (b) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the applicable exchange rate on February 29, 2016 (i.e., $1.3917), the date on which Ms. Lemmens’ annual, performance-based cash bonus was approved.

(13)	Amount shown includes $29,164 in contributions by the Company to its savings plan for salaried U.K. employees for Ms. Lemmens’ benefit, payment of $43,479 for dependents’ education expenses and tax gross-up payments of $43,111 with respect to such payments, $100,208 in reimbursements of housing costs and tax gross-up payments of $88,862 with respect to such reimbursements, and reimbursement of home leave travel costs between the United Kingdom and the Netherlands and a tax gross-up payment with respect to such reimbursements, as well as amounts with respect to the payment of life insurance premiums, a car allowance, payments for professional tax services, the payment of mobile device charges, and payments for additional family healthcare coverage.

(14)	Ms. Pollier has served as our President, International since March 2016. Ms. Pollier’s amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns were paid to her in euros. These amounts shown were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $1.0697 to $1.1549, except for the amounts with respect to (a) (i) payments for car insurance, which were converted to U.S. dollars using the applicable exchange rate on January 5, 2015 (i.e., $1.1933) and July 6, 2015 (i.e., $1.1056), (ii) payment for taxes related to her car lease, which were converted to U.S. dollars using the exchange rate on December 1, 2015 (i.e., $1.0634), (iii) payments for private unemployment insurance, which were converted to U.S. dollars using the applicable exchange rate on September 1, 2014 (i.e., $1.1315), February 26, 2015 (i.e., $1.1199) and September 25, 2015 (i.e., $1.1233), (iv) payments for health insurance, which were converted to U.S. dollars using the applicable exchange rate on January 31, 2015 (i.e., $1.1291), April 30, 2015 (i.e., $1.2230), July 31, 2015 (i.e., $1.0984) and October 31, 2015 (i.e., $1.1007), and (v) payments for group life insurance, which were converted to U.S. dollars using the applicable exchange rate on January 31, 2015 (i.e., $1.1291), April 30, 2015 (i.e., $1.2230), July 31, 2015 (i.e., $1.0984) and October 31, 2015 (i.e., $1.1007), in each case the date upon which any such amounts were paid and (b) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the applicable exchange rate on February 29, 2016 (i.e., $1.0874), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

(15)	Amount shown includes amounts with respect to the payment of private unemployment insurance premiums, the payment of life insurance premiums, a car allowance (including lease, related taxes, insurance premiums and gas payments), payments for health insurance and the payment of mobile device charges for Ms. Pollier’s benefit.

(16)	Amount shown includes $30,915 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Ms. Colosi’s benefit.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2015

The following table sets forth information regarding non-equity incentive plan awards and each RSU and stock option award made to a named executive officer during fiscal 2015 under any stock plan. All stock, RSU and stock option awards made to our named executive officers in fiscal 2015 were made under our 2014 Plan. In fiscal 2015, there were no awards made under any equity incentive plan.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold($)		Target($)(2)		Maximum ($)(2)
James R. Chambers(6)	6/15/2015	6/10/2015							170,833	(7)				$4.89	$835,373
	6/22/2015	6/22/2015									154,880	(8)	$5.25	$5.25	$337,268
			$—	(9)	$768,750		$768,750
Nicholas P. Hotchkin(10)	6/15/2015	6/10/2015							38,445	(7)				$4.89	$187,996
	6/22/2015	6/22/2015									56,325	(8)	$5.25	$5.25	$123,679
			$—	(9)	$257,035		$257,035
Lesya Lysyj	—	—							—		—		—	—	—
			$—	(11)	$—	(11)	$—	(11)
Jeanine Lemmens	6/15/2015	6/10/2015							17,555	(7)				$4.89	$85,844
	6/22/2015	6/22/2015									28,503	(8)	$5.25	$5.25	$62,586
			$8,502	(12)(13)	$110,530	(13)	$144,539	(13)
Corinne Pollier(-Bousquet)	6/15/2015	6/10/2015							20,895	(7)				$4.89	$102,177
	6/22/2015	6/22/2015									33,642	(8)	$5.25	$5.25	$73,872
			$9,383	(12)(14)	$121,981	(14)	$159,514	(14)
Michael F. Colosi	6/15/2015	6/10/2015							22,658	(7)				$4.89	$110,798
	6/22/2015	6/22/2015									40,307	(8)	$5.25	$5.25	$87,869
			$16,100	(12)	$209,300		$273,700

(1)	See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(2)	Amount shown reflects a financial performance percentage payout cap of 75% for fiscal 2015. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus—Determination of Financial Performance Goal Ratings and Financial Performance Percentage Payouts” above for a description of this payout cap.

(3)	Option awards consist of non-qualified Time-Vesting Options. Stock options allow the grantee to purchase a share of our Common Stock at an exercise price determined on the date of grant.

(4)	The exercise price was determined by taking the higher of the grant date closing price of our Common Stock and the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE.

(5)	Amounts shown represent the incremental grant date fair value of the Time-Vesting Options granted as Replacement Options in the Option Exchange and grant date fair value of RSUs granted during fiscal 2015, each as calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the grant date closing price of our Common Stock. The assumptions made in determining the incremental grant date fair value of the Time-Vesting Options granted as Replacement Options in the Option Exchange are disclosed in Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2015. The material terms of our stock options are discussed in the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(6)	Amounts shown do not include 52,423 shares of fully vested Common Stock with a grant date fair value of $533,142 that Mr. Chambers voluntarily elected to receive for one third of his annual, performance-based cash bonus for fiscal 2014, since the value of the cash bonus foregone has been reported in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation” as part of the fiscal 2014 non-equity incentive plan award awarded to Mr. Chambers in fiscal 2015. The grant date fair value of the Common Stock received is based solely on the closing price of our Common Stock on the date of grant and generally differs from the dollar amount of the portion of the annual, performance-based cash bonus that Mr. Chambers elected to receive in fully vested Common Stock.

(7)	The named executive officer received an annual award under the 2014 Plan consisting of RSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. The RSUs vested 50% on April 1, 2016 and the remainder will vest on April 1, 2017.

(8)

Pursuant to the Option Exchange, the named executive officer was granted Time-Vesting Options which vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. These stock options expire on the tenth anniversary of the grant date.

For additional details on the Option Exchange, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation—Option Exchange” above. Pursuant to the Option Exchange, Mr. Chambers, Mr. Hotchkin, Ms. Lemmens, Ms. Pollier and Mr. Colosi exchanged 542,082; 112,651; 57,006; 67,285 and 80,614 eligible options, respectively, for the number of options reported for each named executive officer in this table.

(9)	Because the named executive officer’s annual, performance-based cash bonus for fiscal 2015 was based solely on the Company’s overall financial performance, the “Threshold” amount shown represents an assumption that the Company achieves at least $100.0 million of operating income and only one of the following percentages: (i) a percentage of its target recruitments for the first quarter of fiscal 2015 that is slightly greater than 95%, (ii) a percentage of one of its target recruitments for the period consisting of the second quarter through the fourth quarter of fiscal 2015 that is slightly greater than 90%, and (iii) a percentage of its target cash amounts that is slightly greater than 85%, which would result in a de minimis financial performance percentage payout. For additional details on our annual, performance-based cash bonus for fiscal 2015, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus—Determination of Financial Performance Goal Ratings and Financial Performance Percentage Payouts” above.

(10)	Amounts shown do not include 17,168 shares of fully vested Common Stock with a grant date fair value of $174,599 that Mr. Hotchkin voluntarily elected to receive for one third of his annual, performance-based cash bonus for fiscal 2014, since the value of the cash bonus foregone has been reported in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation” as part of the fiscal 2014 non-equity incentive plan award awarded to Mr. Hotchkin in fiscal 2015. The grant date fair value of the Common Stock received is based solely on the closing price of our Common Stock on the date of grant and generally differs from the dollar amount of the portion of the annual, performance-based cash bonus that Mr. Hotchkin elected to receive in fully vested Common Stock.

(11)	In connection with Ms. Lysyj’s departure from the Company effective March 31, 2015, she was not entitled to an annual, performance-based cash bonus for fiscal 2015.

(12)	Because the named executive officer’s annual, performance-based cash bonus for fiscal 2015 was comprised of a combination of (i) the financial performance percentage payouts that correlated to the financial performance goal ratings applicable to the executive and (ii) the individual performance percentage payout that correlated to the executive’s individual performance rating, the “Threshold” amount shown represents an assumption that the Company achieves at least $100.0 million of operating income and only one of the following percentages: (i) a percentage of its target recruitments for the first quarter of fiscal 2015 that is slightly greater than 95%, (ii) a percentage of one of its target recruitments for the period consisting of the second quarter through the fourth quarter of fiscal 2015 that is slightly greater than 90%, and (iii) a percentage of its target cash amounts that is slightly greater than 85%, which would result in a de minimis financial performance percentage payout, and the named executive officer achieves an individual performance rating resulting in an individual performance percentage payout of 25%. For additional details on our annual, performance-based cash bonus for fiscal 2015, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above.

(13)	Amounts shown are assumed paid in pounds sterling and were converted to U.S. dollars using the applicable exchange rate on February 29, 2016 (i.e., $1.3917), the date on which Ms. Lemmens’ annual, performance-based cash bonus was approved.

(14)	Amounts shown are assumed paid in euros and were converted to U.S. dollars using the applicable exchange rate on February 29, 2016 (i.e., $1.0874), the date on which Ms. Pollier’s annual, performance-based cash bonus was approved.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options and any RSUs that were not vested for each named executive officer as of the end of fiscal 2015. As a result of the Option Exchange, there were no vested or unvested equity incentive plan awards held by the named executive officers. For additional details on the Option Exchange, see “Compensation Discussion and Analysis—2015 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Option Exchange”.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
		Exercisable		Unexercisable
James R. Chambers	6/22/2015			154,880	(2)*	$5.25	6/22/2025
	6/15/2015							170,833	(3)*	$3,894,992
	11/14/2014							78,740	(4)	$1,795,272
	5/15/2014							91,701	(4)	$2,090,783
	11/15/2013			110,228	(4)	$33.34	11/15/2023
	11/15/2013							14,850	(4)	$338,580
	5/15/2013			44,613	(4)	$44.53	5/15/2023
	5/15/2013							4,621	(4)	$105,359
	1/4/2013	12,695	(5)	12,694	(5)	$54.33	1/4/2023
	1/4/2013							1,288	(5)	$29,366

Nicholas P. Hotchkin	6/22/2015			56,325	(2)*	$5.25	6/22/2025
	6/15/2015							38,445	(3)*	$876,546
	11/14/2014							16,363	(4)	$373,076
	5/15/2014							19,056	(4)	$434,477
	11/15/2013			22,906	(4)	$33.34	11/15/2023
	11/15/2013							3,086	(4)	$70,361
	5/15/2013			23,545	(4)	$44.53	5/15/2023
	5/15/2013							2,439	(4)	$55,609
	11/15/2012	13,308	(4)			$56.36	11/15/2022
	8/20/2012	11,537	(5)	3,845	(5)	$49.40	8/20/2022
	8/20/2012							387	(5)	$8,824

Lesya Lysyj(6)	—	—		—		—	—	—		—

Jeanine Lemmens	6/22/2015			28,503	(2)*	$5.25	6/22/2025
	6/15/2015							17,555	(3)*	$400,254
	11/14/2014							8,110	(4)	$184,908
	5/15/2014							9,445	(4)	$215,346
	11/15/2013			3,438	(4)	$33.34	11/15/2023
	11/15/2013							463	(4)	$10,556
	5/15/2013			2,356	(4)	$44.53	5/15/2023
	5/15/2013							732	(4)	$16,690
	11/15/2012	1,045	(4)			$56.36	11/15/2022
	5/15/2012	975	(4)			$57.69	5/15/2022
	3/25/2011	1,005	(4)			$63.59	3/25/2021
	3/26/2010	3,000	(4)			$25.76	3/26/2020
	3/27/2009	3,500	(4)			$19.74	3/27/2019
	7/17/2006	1,755	(7)			$40.72	7/17/2016

Corinne Pollier(-Bousquet)	6/22/2015			33,642	(2)*	$5.25	6/22/2025
	6/15/2015							20,895	(3)*	$476,406
	11/14/2014							9,653	(4)	$220,088
	5/15/2014							11,242	(4)	$256,318
	11/15/2013			12,573	(4)	$33.34	11/15/2023
	11/15/2013							1,693	(4)	$38,600
	5/15/2013			12,923	(4)	$44.53	5/15/2023
	5/15/2013							1,338	(4)	$30,506
	11/15/2012	5,043	(4)			$56.36	11/15/2022
	5/15/2012	4,704	(4)			$57.69	5/15/2022
	3/25/2011	5,025	(4)			$63.59	3/25/2021
	3/26/2010	11,250	(4)			$25.76	3/26/2020

Michael F. Colosi	6/22/2015			40,307	(2)*	$5.25	6/22/2025
	6/15/2015							22,658	(3)*	$516,602
	11/14/2014							10,457	(4)	$238,420
	6/13/2014							12,201	(4)	$278,183

*	Shows grants made in fiscal 2015, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2015 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 31, 2015, the last trading day on the NYSE of fiscal 2015, $22.80, multiplied by the number of shares underlying the RSUs.

(2)	Time-Vesting Options granted as Replacement Options in connection with the Option Exchange vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. For additional details on the Option Exchange, see “Compensation Discussion and Analysis—2015 Executive Compensation Determinations—Long-Term Equity Incentive Compensation—Option Exchange”.

(3)	RSUs vested 50% on April 1, 2016 and the remainder will vest on April 1, 2017.

(4)	Time-Vesting Options or RSUs, as applicable, vest 100% on the third anniversary of the grant date.

(5)	Time-Vesting Options or RSUs, as applicable, vest 25% per year over four years on each anniversary of the grant date.

(6)	Ms. Lysyj left the Company on March 31, 2015. As a result of her departure, all of Ms. Lysyj’s then unvested stock options and RSUs were immediately forfeited. In addition, Ms. Lysyj had the right to exercise all of her vested stock options within 90 days of her departure date after which they were cancelled. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Ms. Lysyj’s departure.

(7)	Time-Vesting Options vested 20% per year over five years on each anniversary of the grant date. 11,250 Time-Vesting Options were awarded of which an aggregate of 9,495 were exercised by Ms. Lemmens in fiscal 2011 and fiscal 2012.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
James R. Chambers	—	—	53,067	(2)	$547,007
Nicholas P. Hotchkin	—	—	18,918	(3)	$209,575
Lesya Lysyj	—	—	—		—
Jeanine Lemmens	—	—	620	(4)	$9,851
Corinne Pollier(-Bousquet)	—	—	997	(5)	$15,838
Michael F. Colosi	—	—	—		—

(1)	Reflects the aggregate market value of shares acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(2)	These shares represent 52,423 shares of our Common Stock that Mr. Chambers received on March 12, 2015 with respect to his voluntary election to receive one third of his annual, performance-based cash bonus for fiscal 2014 in fully vested Common Stock, and the gross number of shares of our Common Stock that were issued to Mr. Chambers upon the vesting of his RSUs in fiscal 2015. Any income and employment taxes owed on the value of the shares issued on March 12, 2015 were paid in cash by Mr. Chambers. An aggregate of 276 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares upon the vesting of his RSUs based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Chambers upon the vesting of his RSUs was 368.

(3)	These shares represent 17,168 shares of our Common Stock that Mr. Hotchkin received on March 12, 2015 with respect to his voluntary election to receive one third of his annual, performance-based cash bonus for fiscal 2014 in fully vested Common Stock, and the gross number of shares of our Common Stock that were issued to Mr. Hotchkin upon the vesting of his RSUs in fiscal 2015. Any income and employment taxes owed on the value of the shares issued on March 12, 2015 were paid in cash by Mr. Hotchkin. An aggregate of 657 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares upon the vesting of his RSUs based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Hotchkin upon the vesting of his RSUs was 1,093.

(4)	These shares represent the gross number of shares of our Common Stock that were issued to Ms. Lemmens upon the vesting of her RSUs in fiscal 2015. An aggregate of 292 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Lemmens was 328.

(5)	These shares represent the gross number of shares of our Common Stock that were issued to Ms. Pollier upon the vesting of her RSUs in fiscal 2015. An aggregate of 164 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Pollier was 833.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2015

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2015, none of the named executive officers made any contributions to our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)(3)
James R. Chambers	$154,582	$13,556	$—		$321,894
Nicholas P. Hotchkin	$48,414	$5,732	$—		$132,270
Lesya Lysyj	$31,664	$2,867	$84,515	(4)	$—
Jeanine Lemmens(5)	$—	$—	$—		$—
Corinne Pollier(-Bousquet)(5)	$—	$—	$—		$—
Michael F. Colosi	$30,915	$1,499	$—		$43,969

(1)	Shows monthly contributions by the Company with respect to fiscal 2015. All contributions by the Company are reported for the fiscal year earned, regardless of whether the contribution is actually credited to the named executive officer’s profit sharing account in that year or the following year. These amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table.

(2)	The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)	Includes the following amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Mr. Chambers, $105,011 in fiscal 2014 and $48,745 in fiscal 2013; Mr. Hotchkin, $39,298 in fiscal 2014 and $27,683 in fiscal 2013; and Mr. Colosi, $11,555 in fiscal 2014.

(4)	Ms. Lysyj left the Company on March 31, 2015. The aggregate balance in Ms. Lysyj’s profit sharing account on such date was unvested. In connection with her departure, the vesting of such aggregate balance was accelerated pursuant to the terms of our executive profit sharing plan. Therefore, on October 1, 2015, the Company distributed to Ms. Lysyj the aggregate balance in her profit sharing account in accordance with the terms of our executive profit sharing plan. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for details regarding Ms. Lysyj’s departure.

(5)	Mses. Lemmens and Pollier, as non-U.S. named executive officers, were not eligible to participate in our executive profit sharing plan.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise within 90 days (one year in the case of death or permanent disability) of termination vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees; and

•	accrued and unpaid vacation pay.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy regarding severance payments or other post-termination benefits but is subject to the statutory requirements of the countries in which it operates. For example, in the event Ms. Pollier had been terminated by the Company on December 31, 2015 for any reason except for real or serious grounds, other than as provided for in her employment agreement and/or continuity agreement (and without regard to any offset provided for in the Pollier Side Letter), the French-required statutory Company payments in connection with her termination could have amounted to up to $233,365(1) and she could have been eligible for additional discretionary Company payments as agreed upon with the Company.

From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired or promoted, has approved separate severance arrangements for certain named executive officers. For instance, in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, Mr. Chambers is entitled to receive (x) a lump sum cash payment equal to 12 months of base salary plus his target annual bonus for the year in which such termination occurred and (y) 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Additionally, in connection with any such payments, any restrictive covenants Mr. Chambers may be subject to at the time of termination would be extended through the 12-month anniversary of such termination date. Mr. Chambers’ severance benefits, the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which in the event of such a termination would have vested immediately per the terms of the plans, and accrued and unpaid vacation pay would have been equal to approximately $2,468,158(2) if he had been so terminated on December 31, 2015.

Mr. Hotchkin is entitled to receive a lump sum cash payment equal to six months of salary and to six months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”. Mr. Hotchkin’s severance benefits and accrued and unpaid vacation pay would have been equal to approximately $303,173(3) if he had been so terminated on December 31, 2015.

(1)	The sum of €82,820 of salary for the statutory notice period and a €132,045 severance payment as required by statute converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).
(2)	The sum of $1,025,000 of 12 months of salary, $1,025,000 target bonus in the year of termination, $26,370 of continued medical, dental and vision insurance coverage, $321,894 of unvested contributions under the executive profit sharing plan and $24,557 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees, and $45,337 of accrued and unpaid vacation pay.
(3)	The sum of $263,625 of six months of salary, $13,185 of continued medical, dental and vision insurance coverage and $26,363 of accrued and unpaid vacation pay.

Mr. Colosi is entitled to receive a lump sum cash payment equal to 12 months of salary and to 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Mr. Colosi’s severance benefits, the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which in the event of such a termination would have vested immediately per the terms of the plans, and accrued and unpaid vacation pay would have been equal to approximately $507,992(4) if he had been so terminated on December 31, 2015.

Without regard to (x) the French-required statutory Company payments and additional discretionary Company payments discussed above, (y) any payments provided for in her continuity agreement and (z) any offset provided for in the Pollier Side Letter, under her employment agreement, Ms. Pollier is entitled, for the six-month period following her termination, to receive monthly compensation (including corresponding paid leave) in an amount of 75% of her average monthly remuneration calculated over the last 12 months preceding the notification of termination, subject to the social security contributions and other contributions required by law or the applicable collective bargaining agreements. Any such monthly compensation is subject to Ms. Pollier’s compliance with her non-compete and non-solicitation obligations as set forth in her employment agreement. In addition, in the case of Ms. Pollier’s breach of such obligations, she would have to reimburse the Company for any monthly compensation she received in connection with such obligations and would have to pay a fixed cash penalty set forth in her employment agreement. Ms. Pollier’s non-compete severance benefits and accrued and unpaid vacation pay would have been equal to approximately $254,825(5) if she had been so terminated on December 31, 2015.

Departure of Named Executive Officers

As part of the Company’s previously announced 2015 reduction in force plan, Ms. Lysyj left the Company effective March 31, 2015. In connection with her departure and pursuant to the terms of her offer letter dated September 30, 2013, Ms. Lysyj received (i) a lump sum cash payment equal to 12 months of salary (such amount equal to $526,313, less lawful deductions and withholdings); and (ii) 12 months of continued health coverage under Company-sponsored health plans pursuant to the Consolidated Omnibus Reconciliation Act at the Company’s expense (such expense, as well as expenses related to dental and vision coverage, equal to $22,139). In connection with her departure, Ms. Lysyj executed a separation agreement and general release. In addition, Ms. Lysyj retained her Company-issued laptop, iPad and iPhone and received access, which she declined, to executive outplacement services at a cost to the Company of up to $6,750. Since Ms. Lysyj was not vested in either of the Company’s savings plan for U.S. salaried employees or executive profit sharing plan as of her departure date, upon her departure, her unvested amounts in each plan ($15,750 (plus earnings thereon) and $84,515 (which includes interest earned at the plan rate for the 6-month period between her departure date and date of payment as specified in the plan), respectively) vested immediately. In addition, upon her departure, all of Ms. Lysyj’s unvested stock options and RSUs were forfeited. Ms. Lysyj had the right to exercise her vested stock options within 90 days of her departure date (i.e., until June 29, 2015). Ms. Lysyj had no accrued and unused vacation days as of March 31, 2015.

Ms. Lemmens resigned from the Company effective April 5, 2016. In connection with her resignation, Ms. Lemmens did not receive any severance or additional benefits. In addition, upon her resignation, all of her unvested stock options and RSUs were forfeited. Ms. Lemmens has the right to exercise her vested stock options within 90 days of her resignation date (i.e., until July 4, 2016).

(4)	The sum of $430,929 of 12 months of salary, $16,839 of continued medical, dental and vision insurance coverage, $43,969 of unvested contributions under the executive profit sharing plan and $7,968 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees, and $8,287 of accrued and unpaid vacation pay.
(5)	The sum of €212,676 of six months of monthly compensation with respect to Ms. Pollier’s non-compete severance benefits and €21,948 of accrued and unpaid vacation pay, converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise within 90 days of retirement vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees; and

•	accrued and unpaid vacation pay.

The Company has also agreed in the continuity agreements with the named executive officers to pay the executive upon his or her retirement amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of his or her annual, performance-based cash bonus calculated as set forth therein. In the event these benefits under the continuity agreement were triggered for these named executive officers on December 31, 2015, the following cash bonus amounts would have been paid to: Mr. Chambers $1,025,000, Mr. Hotchkin $342,713, Ms. Pollier $149,951(1) and Mr. Colosi $258,557. In addition, certain of these named executive officers would have been entitled to the following amounts of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees, which would have been deemed vested under his continuity agreement, in the event of his retirement on December 31, 2015: Mr. Chambers $24,557 and Mr. Colosi $7,968. In addition, certain of these named executive officers would also have been entitled to the following amounts of unvested contributions under the executive profit sharing plan, which would have vested immediately per the terms of the plan, in the event of his retirement on December 31, 2015 and the satisfaction of specified requirements under the plan: Mr. Chambers $321,894 and Mr. Colosi $43,969. While the above-mentioned benefits for Ms. Pollier under the continuity agreement would have been triggered, Ms. Pollier’s retirement would also have triggered the benefits provided under the discretionary retirement cash payment plan for the Company’s salaried French employees pursuant to which the Company has promised to pay an unsecured fixed amount out of the Company’s general assets to such employees upon retirement. In the case of Ms. Pollier, such fixed amount would have been equal to $163,324(2) (the product of her average monthly salary times 3.5). The benefits triggered for Ms. Pollier under her continuity agreement and such discretionary retirement cash payment plan, as well as any other benefits specified in the Pollier Side Letter, would have been offset as set forth in the Pollier Side Letter. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control” for additional details on the Pollier Side Letter.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the additional amounts (other than the statutorily required payments and non-compete severance benefits for Ms. Pollier) listed under the heading “—Payments Made Upon Termination” above and the amounts provided under the continuity agreements described under the heading “—Payments Made Upon Retirement” above, the named executive officer may receive benefits under the Company’s U.S. long term disability plan or payments under the Company’s life and/or disability insurance plans, as applicable. Additionally, Ms. Pollier may receive benefits pursuant to French statutory requirements in the event of her permanent disability. These payments are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, Ms. Pollier is eligible to receive life insurance benefits based on a fixed calculation, while the U.S. named executive officers are generally eligible to receive two times the amount of their base salary at death. The U.S. named executive officers may receive these life insurance benefits up to a maximum of $1,000,000 (other than

(1)	€138,064 converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).
(2)	€150,377 converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

Mr. Chambers who may receive up to a maximum of $3,000,000). In the event such benefits were triggered for the named executive officers on December 31, 2015 under the Company’s life insurance plans, the amounts (excluding any supplemental policies purchased by the named executive officer at his or her own expense) each of his or her legal representatives or estates would have been eligible to receive are as follows, in the case of: Mr. Chambers $2,052,000; Mr. Hotchkin $1,000,000; Ms. Pollier $587,172(1) and Mr. Colosi $862,000. Messrs. Chambers, Hotchkin and Colosi elected to participate in the Company’s U.S. long term disability plan for U.S. employees, and subject to the terms of the plan, would receive $8,333 on a monthly basis in the event such benefits were triggered on December 31, 2015 under the plan. Ms. Pollier is eligible to receive permanent disability insurance benefits based on a fixed calculation and, in the event such benefits were triggered on December 31, 2015, Ms. Pollier would have been eligible to receive $150,987(2). Additionally, in the event disability benefits pursuant to French statutory requirements were triggered on December 31, 2015 for Ms. Pollier, depending on the nature and cause of the disability, such benefits could have amounted to up to $385,773(3). The benefits triggered for Ms. Pollier under her continuity agreement, as well as any other benefits specified in the Pollier Side Letter, would have been offset as set forth in the Pollier Side Letter. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control” for additional details on the Pollier Side Letter. In addition, generally, stock option exercise rights cease one year after, and RSUs (including dividend equivalents, if any) immediately vest upon, the holder’s termination for death or permanent disability. See the column “Accelerated Vesting of Equity Value—RSUs” of the Change in Control Payment and Benefit Estimates on December 31, 2015 table for the value of the immediate vesting of RSUs for each named executive officer.

Payments Made Upon a Change of Control

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Option and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, all Time-Vesting Options and RSUs (including dividend equivalents, if any) fully vest and such stock options become exercisable immediately prior to a change of control. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control Payment and Benefit Estimates on December 31, 2015 table for the value of the immediate vesting of such stock awards for the named executive officers in the event such benefits were triggered.

Under our 2014 Plan, 2008 Stock Incentive Plan and 2004 Stock Incentive Plan, a “change in control” is generally defined as (i) any non-affiliate person or group becoming the beneficial owner of 25% or more of the voting stock of the Company (other than acquisitions by a Company sponsored employee benefit plan or related trust); (ii) a change in the composition of the Board of Directors, such that the individuals who constituted the Board of Directors as of March 12, 2014, March 13, 2008 and March 11, 2004, respectively (or such directors nominated for election to the Board of Directors with the approval of a majority of the individuals constituting the Board of Directors as of March 12, 2014, March 13, 2008 and March 11, 2004, respectively, or any other directors so approved), cease for any reason to constitute at least a majority of the Board of Directors; (iii) the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company; if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii) above, any person or group, other than Artal, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board of Directors.

(1)	€540,624 converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).
(2)	€139,018 converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).
(3)	The sum of €91,101 of salary for the statutory notice period and a €264,090 severance payment as required by statute converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

The holder remains subject during his or her employment and for one year following the termination of his or her employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants.

Continuity Agreements

Payments

The named executive officers, as well as certain other senior executives, have entered into continuity agreements with us, which are described above in the section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control”. With respect to the named executive officers, the following severance benefits will be provided if (a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

•

cash payment equal to three times (two times in the case of Ms. Pollier) the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

three years (two years in the case of Ms. Pollier) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and his or her dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

•

continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary (the second anniversary in the case of Ms. Pollier) of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested Time-Vesting Options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary (the second anniversary in the case of

Ms. Pollier) of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the named executive officer is subject to Section 409A of the Internal Revenue Code, the named executive officer shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000 ($15,000 in the case of Ms. Pollier).

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability as defined therein or retirement. See “—Payments Made Upon Death or Permanent Disability” or “—Payments Made Upon Retirement” above. The named executive officer is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause”.

Change in Control

A “change in control” for purposes of the continuity agreements generally consists of any of the following, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition by a non-affiliate of the beneficial ownership of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current members of the Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

For “Cause”

For purposes of the continuity agreements, “cause” generally means the occurrence of any of the following:

•

the willful and continued failure of the executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days following a written demand for substantial performance that is delivered to him or her by the Board of Directors;

•	dishonesty in the performance of the executive’s duties with the Company;

•

the executive’s conviction of, or plea of guilty or nolo contendere to, a crime (in the case of Messrs. Chambers, Hotchkin and Colosi, under the laws of the United States or any state thereof) constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

•

willful malfeasance or misconduct by the executive in connection with his or her Company duties, or any act or omission, which is injurious to the financial condition or business reputation of the Company or its affiliates; or

•	the executive’s breach of his or her confidentiality obligations under the executive’s continuity agreement.

For “Good Reason”

For purposes of the continuity agreements, “good reason” generally means the occurrence of any of the following without the executive’s consent:

•

any diminution in the executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the change in control (or in the event the diminution occurred prior to but in connection with the change in control, from those in effect prior to the date that is three months prior to the change in control); provided, however, that no such diminution shall be deemed to exist solely because of changes in the executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly-owned subsidiary of another person or group;

•

any reduction in the executive’s annual base salary and annual cash bonus percentage target established under the Company’s annual incentive plan from his or her compensation in effect immediately prior to the change in control (or in the event the reduction occurred prior to but in connection with the change in control, from that in effect prior to the date that is three months prior to the change in control);

•

the relocation of the executive’s principal work place to a location that is more than 35 miles from the location where he or she was based immediately prior to the change in control (or in the event the relocation has occurred prior to but in connection with a change in control, from the location of the executive’s principal work place on the date that is three months prior to the change in control); or

•	any failure by the Company to obtain from any successor to the Company an agreement to assume and perform the executive’s continuity agreement.

In the event that a named executive officer provides the Company with a notice of termination for “good reason” within 60 days after the occurrence of an event giving rise to “good reason”, the Company shall have 30 days after its receipt of the notice to cure or resolve the behavior which gave rise to the “good reason”.

Other

Under the continuity agreements, the named executive officers agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, a named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company.

Change in Control Impact on Named Executive Officers

The table below was prepared as though a change in control occurred and the specified named executive officers’ employment was terminated without “cause” or for “good reason” on December 31, 2015 (the last business day of fiscal 2015) using the closing price of the Company’s Common Stock as of December 31, 2015 (the last trading day of fiscal 2015) which was $22.80. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 31, 2015 and the named executive officers specified in the table below were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 31, 2015

Name	Aggregate Severance Pay and 2015 Bonus(1)	Medical, Dental, Vision and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan(4)	Savings Plan(5)	Excise Tax and Gross-Up Payment(6)	Perqui- sites(7)	Accrued and Unused Vacation Days(8)	Outplace- ment Services	Total
			RSUs(3)	Stock Options
James R. Chambers	$8,681,780	$86,054	$8,256,646	$2,718,144	$782,951	$48,407	$5,695,751	$42,600	$45,337	$30,000	$26,387,670
Nicholas P. Hotchkin	$3,109,979	$82,494	$1,820,085	$988,504	$180,357	$23,850	$1,842,095	$42,600	$26,363	$30,000	$8,146,327
Corinne Pollier (-Bousquet)(9)	$1,143,049	$3,540	$1,022,387	$590,417	$—	$—	$—	$22,980	$23,838	$15,000	$2,821,211
Michael F. Colosi	$2,327,015	$53,434	$1,033,205	$707,388	$175,983	$31,818	$1,573,637	$42,600	$8,287	$30,000	$5,983,367

(1)	Amounts shown represent the sum of (a) three years (two years for Ms. Pollier) of base salary; (b) three times (two times for Ms. Pollier) such average annual bonus amount earned by such executive with respect to the prior three full fiscal years, as applicable, calculated in accordance with his or her continuity agreement (except in the case of Mr. Colosi, such amount was his “target” bonus as determined pursuant to the terms of his continuity agreement) and (c) an additional year of “target” bonus.

(2)	Amounts shown represent three years (two years for Ms. Pollier) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance), as applicable.

(3)	Amounts shown include accelerated vesting of cash dividend equivalents earned with respect to unvested RSUs for which vesting would be accelerated as follows for: Mr. Chambers, $2,294, Mr. Hotchkin, $1,192, and Ms. Pollier, $468.

(4)	Amounts shown represent three years of Company contributions to and earnings on its executive profit sharing plan. With respect to Messrs. Chambers and Colosi, the amount shown also includes $321,894 and $43,969, respectively, which reflects accelerated vesting of his aggregate executive profit sharing plan balance as of December 31, 2015 arising from termination without “cause”. Ms. Pollier, as a non-U.S. named executive officer, was not eligible to participate in the Company’s executive profit sharing plan.

(5)	Messrs. Chambers, Hotchkin and Colosi were assumed to have participated in the Company’s savings plan for salaried U.S. employees and the amounts shown represent three years of Company contributions to its savings plan for salaried U.S. employees. With respect to Messrs. Chambers and Colosi, the amount shown also includes $24,557 and $7,968, respectively, which reflects accelerated vesting of unvested Company matching contributions, and earnings thereon, as of December 31, 2015, to the savings plan for U.S. salaried employees on Messrs. Chambers’ and Colosi’s behalf.

(6)	Pursuant to the continuity agreements, if it is determined that the aggregate amounts payable to any named executive officer under the continuity agreement and any other plan or arrangement with the Company are parachute payments subject to excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the named executive officer, depending on the amount of parachute payments, may be entitled to receive a “gross-up” payment, such that, after payment by the named executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. The amounts in this column represent such amount.

(7)	Amounts shown represent three years (two years for Ms. Pollier) of continued provision of perquisites enjoyed by the named executive officer prior to the date of termination, including a car allowance of $39,600 for Messrs. Chambers, Hotchkin and Colosi, and payment of a car lease and related taxes and car insurance, along with a gas stipend, of $22,980 in the aggregate for Ms. Pollier, as well as payments of wellness allowances for Messrs. Chambers, Hotchkin and Colosi. The $22,980 amount for Ms. Pollier is the sum of €15,637 of car lease and related tax payments, €2,857 of payments for car insurance premiums and a €2,664 gas stipend converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

(8)	Amounts shown represent the following number of accrued and unused vacation days: Mr. Chambers, 11.5 days; Mr. Hotchkin, 13 days; Ms. Pollier, 18.6 days; and Mr. Colosi, 5 days.

(9)	Amounts shown only reflect benefits triggered for Ms. Pollier under her continuity agreement and do not reflect the impact of any offset required pursuant to the Pollier Side Letter. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Termination Payments Upon a Change of Control” for additional details on the Pollier Side Letter. Other than amounts with respect to RSUs, stock options and outplacement services, amounts shown are assumed paid to Ms. Pollier in euros and were converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

General Assumptions

•

Mr. Chambers, Mr. Hotchkin and Mr. Colosi were assumed to be subject to federal, state, local and FICA combined effective tax rate of 68.6%, 68.5% and 70.8%, respectively, including an excise tax rate of 20% applicable to excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.

Equity-based Assumptions

•	All previously unvested Time-Vesting Options and RSUs vested on December 31, 2015.

•

Time-Vesting Options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 31, 2015 (i.e., $22.80 minus exercise price). This would represent the true value received by the executives upon immediate vesting of their Time-Vesting Options.

•	RSUs were valued using the closing price of the Company’s Common Stock on December 31, 2015.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on his or her base salary at December 31, 2015 for the purposes of determining his or her severance, 2015 bonus and contributions to the executive profit sharing plan, if applicable. Mr. Chambers’ target bonus is $1,025,000, Mr. Hotchkin’s target bonus is $342,713, Ms. Pollier’s target bonus is $149,951 (€138,064(1)) and Mr. Colosi’s target bonus is $258,557. Since each executive’s (except for Mr. Colosi’s) “target” bonus was less than the average annual bonus earned by him or her with respect to the prior three full fiscal years, as applicable, calculated in accordance with his or her continuity agreement, such average amount was used for the purposes of determining his or her severance. Such average amounts are as follows for Mr. Chambers, $1,527,260, Mr. Hotchkin, $395,172, and Ms. Pollier, $163,325 (€150,377(1)).

•	The executive does not receive comparable perquisites from a subsequent employer.

•	Medical, dental, vision, life and car insurance, and car lease and related tax rates, as applicable, are paid at 2016 monthly rates.

•

Each U.S. executive is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred.

•

Contributions to the executive profit sharing plan are based on the executive’s rate and base salary as of December 31, 2015. Each executive will receive his or her respective “target” bonuses in March of each year, which is deemed eligible earnings under the plan. Interest is calculated under the plan using the annualized prime rate, as published in The Wall Street Journal on December 31, 2015, plus 2%. No supplemental employer contributions are made.

•

3% matching contribution by the Company is made at the executive’s salary at December 31, 2015 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2015.

•	No legal services are paid for any of the executives.

•	Each executive is assumed to have received outplacement services provided to the fullest extent as set forth in his or her continuity agreement.

(1)	Amounts shown in euros were converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $1.0861).

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. Our directors are not subject to any minimum share ownership requirement. However, all equity-based compensation paid is vested upon grant to the director and is subject to restrictions on transfer so that such shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $75,000, payable quarterly, half in cash and half in Common Stock. The number of shares of Common Stock granted quarterly is determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash. In addition, each non-employee director is entitled to receive 1,000 shares of Common Stock per annum which is distributed on December 15th of each fiscal year. Any shares of Common Stock granted are subject to transfer restrictions so that the shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations. Directors who are employees of the Company receive no compensation for their service as directors.

Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair receives an additional $10,000 per annum, payable quarterly, in cash. In addition, each director serving as a member of the Compensation Committee is entitled to receive $4,000 per annum, payable quarterly, in cash.

Director Summary Compensation Table

The following table sets forth information concerning the compensation of our directors (other than directors who are named executive officers) for fiscal 2015.

DIRECTOR COMPENSATION FOR FISCAL 2015

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards		All Other Compensation		Total
Raymond Debbane(2)	$41,518	$60,342	—		—		$101,860
Steven M. Altschuler(2)(3)	$51,518	$60,342	—		—		$111,860
Philippe J. Amouyal(2)	$41,518	$60,342	—		—		$101,860
Cynthia Elkins(3)	$47,518	$60,342	—		—		$107,860
Marsha Johnson Evans(3)(4)	$19,589	$20,596	—		—		$40,185
Jonas M. Fajgenbaum	$37,518	$60,342	—		—		$97,860
Denis F. Kelly(3)(5)	$38,085	$39,843	—		—		$77,928
Sacha Lainovic	$37,518	$60,342	—		—		$97,860
Christopher J. Sobecki	$37,518	$60,342	—		—		$97,860
Oprah Winfrey(6)	$7,835	$24,230	$12,758,808	(7)	$168,500	(8)	$12,959,373

(1)	Stock awards consist solely of awards of Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2015 calculated in accordance with applicable accounting standards. The grant date fair value for each applicable stock award granted to each director on January 5, 2015 was $7,973; April 6, 2015 was $9,454; July 6, 2015 was $8,738 (except in the case of Ms. Evans was $3,169, and in the case of Mr. Kelly was $5,666, in each case reflecting the applicable proration for their time of service); October 5, 2015 was $9,947; and December 15, 2015 was $24,230, in each case based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The stock award granted on January 5, 2015 was for compensation earned for the fourth quarter of fiscal 2014.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Ms. Evans retired from the Board of Directors and the Audit Committee effective upon the conclusion of the Company’s 2015 Annual Meeting. Therefore, the amounts reported for Ms. Evans reflect fees earned and stock awards granted through her retirement date.

(5)	Effective May 7, 2015, the Company’s shareholders elected Mr. Kelly to serve as a director, the Board of Directors elected Mr. Kelly to serve as a member of the Audit Committee, and the members of the Audit Committee elected Mr. Kelly to serve as Chairman of the Audit Committee, filling the vacancies resulting from the retirement of Ms. Evans on the same date. Therefore, the amounts reported for Mr. Kelly reflect fees earned and stock awards granted from the date of his election.

(6)	Effective October 19, 2015, the Board of Directors elected Ms. Winfrey to serve as a director. Therefore, the amounts reported for Ms. Winfrey reflect fees earned and stock awards granted from the date of her election.

(7)	Amount shown represents the grant date fair value, as calculated in accordance with applicable accounting standards, of the fully vested, non-qualified stock option to purchase 3,513,468 shares of Common Stock granted to Ms. Winfrey (the “Winfrey Option”) in consideration of her entering into the Strategic Collaboration Agreement with the Company on October 18, 2015 and the performance of her obligations thereunder. The Winfrey Option has an exercise price of $6.97 per share and is exercisable, in whole or in part, prior to October 18, 2025. Subject to certain limited exceptions, shares issuable thereunder are subject to transfer restrictions pursuant to the Winfrey Option Agreement (defined hereafter) during the period prior to October 18, 2020. For additional details on the Winfrey Option, see “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership”. The assumptions made in determining option values with respect to awards granted during fiscal 2015 are disclosed in Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2015. As of January 2, 2016, the Winfrey Option remained unexercised and Ms. Winfrey held no other outstanding options to purchase shares of our Common Stock.

(8)	Amount shown represents the Company’s payment to the Screen Actors Guild-Producers Pension and Health Plans arising from Ms. Winfrey’s promotional work on behalf of the Company pursuant to the Strategic Collaboration Agreement.

SECURITY OWNERSHIP OF WEIGHT WATCHERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 7, 2016 (unless otherwise indicated below) by (i) beneficial owners known to the Company to own more than 5% of the Company’s Common Stock, (ii) our Chief Executive Officer and each of our other named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our directors and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of March 7, 2016 and (ii) shares of our Common Stock issuable upon the vesting of RSUs held by that person within 60 days of March 7, 2016 are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other shareholder.

Our capital consists of our Common Stock and our preferred stock. The percent of class calculations are based on the 63,648,349 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding as of March 7, 2016. None of the shares held by our directors or executive officers has been pledged as security.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of March 7, 2016
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	29,443,300	46.26%
Oprah Winfrey(2)(4)(5)	9,876,957	14.71%
FMR LLC(3)	8,166,200	12.83%
James R. Chambers(4)	157,989	*
Michael F. Colosi(4)	11,329	*
Nicholas P. Hotchkin(4)	62,813	*
Jeanine Lemmens(4)	21,749	*
Lesya Lysyj	368	*
Corinne Pollier(-Bousquet)(4)	36,469	*
Raymond Debbane(5)(6)	107,618	*
Steven M. Altschuler(5)	12,050	*
Philippe J. Amouyal(5)	54,493	*
Cynthia Elkins(5)	9,230	*
Jonas M. Fajgenbaum(5)	44,493	*
Denis F. Kelly(5)	25,258	*
Sacha Lainovic(5)	107,618	*
Christopher J. Sobecki(5)	74,493	*
All current directors and executive officers as a group (14 persons)(7)	10,584,617	15.71%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A (Amendment No. 11) reported as of October 18, 2015 (the “Artal Schedule 13D/A”) filed jointly with the SEC on October 21, 2015 by Artal Luxembourg S.A., Artal International S.C.A., Artal International Management S.A. (“Artal International Management”), Artal Group S.A., Westend S.A. (“Westend”), Stichting Administratiekantoor Westend (the “Stichting”) and Mr. Pascal Minne (collectively, the “Artal Reporting Persons”) and (ii) other information known to us. Mr. Minne is the sole member of the board of the Stichting. The Stichting is the parent of Westend. Westend is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A. As of

October 21, 2015, Artal Luxembourg S.A. was the beneficial owner of 29,443,300 of our shares. As a result of the foregoing, Artal International S.C.A., Artal International Management, Artal Group S.A., Westend, the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our shares beneficially owned by Artal Luxembourg S.A. By virtue of Artal Luxembourg S.A. entering into a Voting Agreement with Ms. Winfrey on October 18, 2015, the Artal Reporting Persons may be deemed to beneficially own the shares of Common Stock (including the 3,513,468 shares of Common Stock issuable upon exercise of the Winfrey Option) that are beneficially owned by Ms. Winfrey. Pursuant to the Artal Schedule 13D/A, the Artal Reporting Persons disclaim beneficial ownership of any Common Stock beneficially owned by Ms. Winfrey. The address of Artal Luxembourg S.A., Artal International S.C.A., Artal International Management, Artal Group S.A. and Westend is 10-12 Avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of the Stichting is Ijsselburcht 3, NL-6825 BS Arnhem, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.

(2)	The information concerning Oprah Winfrey is based on (i) a Schedule 13D reported as of October 18, 2015 filed with the SEC on October 28, 2015 by Ms. Winfrey and (ii) other information known to us. Ms. Winfrey has shared voting power pursuant to the Voting Agreement discussed above over 9,876,957 shares and sole dispositive power over 9,876,957 shares. The address for Ms. Winfrey is c/o Harpo, Inc., 1041 North Formosa Avenue, West Hollywood, California 90046.

(3)	The information concerning FMR LLC is reported as of December 31, 2015 based on a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 12, 2016 by FMR LLC. FMR LLC has sole voting power over 609,404 shares and sole dispositive power over 8,166,200 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)	The number of shares beneficially owned includes shares issuable in connection with RSUs that vest within 60 days after March 7, 2016 and shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 7, 2016, and is as follows: Ms. Winfrey, 3,513,468 shares; Mr. Chambers, 104,458 shares; Mr. Colosi, 11,329 shares; Mr. Hotchkin, 44,067 shares; Ms. Lemmens, 20,057 shares; and Ms. Pollier, 36,469 shares. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on the shares issuable upon exercise of the Winfrey Option.

(5)	The number of shares beneficially owned by the directors that are subject to transfer restrictions until that person is no longer serving on the Board of Directors, is as follows: Ms. Winfrey, 1,386 shares; Mr. Debbane, 24,493 shares; Dr. Altschuler, 12,050 shares; Mr. Amouyal, 24,493 shares; Ms. Elkins, 8,435 shares; Mr. Fajgenbaum, 24,493 shares; Mr. Kelly, 4,258 shares; Mr. Lainovic, 24,493 shares; and Mr. Sobecki, 24,493 shares. Ms. Winfrey also beneficially owns 6,362,103 shares of Common Stock, which she acquired pursuant to the Share Purchase Agreement she entered into with the Company on October 18, 2015, that are subject to certain transfer restrictions. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership” for information on the transfer restrictions on these purchased shares under the Share Purchase Agreement.

(6)	Mr. Debbane is also the Chief Executive Officer and a director (Managing Director) of Artal Group S.A. and a managing director of Artal International Management and Artal Luxembourg S.A. Artal Group S.A. is the parent of Artal International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg S.A.

(7)	The number of shares beneficially owned includes an aggregate of 3,713,598 shares that are either issuable in connection with RSUs that vest within 60 days after March 7, 2016 or subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 7, 2016.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Company’s Code of Business Conduct and Ethics sets forth the Company’s policies for the review, approval and ratification of transactions with related persons. The procedures cover related person transactions between the Company and our directors and executive officers or their immediate family members. More specifically, the procedures cover any transaction or arrangement in which the Company is a party and in which a related person has a direct or indirect material interest.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Board of Directors, as a whole or through a designated subcommittee, reviews and approves or ratifies any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act. To assist the Board of Directors, or a designated subcommittee thereof, in such review, the Company’s legal, finance and other departments compile information regarding the transactions at issue. In the course of its review and approval or ratification of a related person transaction, the Board of Directors, or a designated subcommittee thereof, considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board of Directors, or a designated subcommittee thereof, deems appropriate.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and H.J. Heinz Company (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our directors (Messrs. Debbane, Amouyal, Fajgenbaum and Sobecki) are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001, which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of our then outstanding voting stock, Artal has the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors does not restrict Artal from nominating a greater number of directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under the Corporate Agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

Winfrey Transactions

The Company’s transactions with Ms. Winfrey, currently a director and beneficial owner of more than five percent of our Common Stock, are described below.

Winfrey Partnership

On October 18, 2015 (the “Partnership Date”), we entered into a Strategic Collaboration Agreement with Ms. Winfrey (the “Strategic Collaboration Agreement”) pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our WEIGHT WATCHERS marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement has an initial term of five years, with additional successive one year renewal terms. During this period, Ms. Winfrey will consult with us and participate in developing, planning, executing and enhancing the Weight Watchers program and related initiatives, and provide us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and making personal appearances on our behalf. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the term of the Strategic

Collaboration Agreement, and she will not engage in any other weight loss or weight management business, program, products, or services during the term of the Strategic Collaboration Agreement and for one year thereafter.

On the Partnership Date, we entered into a Share Purchase Agreement with Ms. Winfrey (the “Winfrey Purchase Agreement”) pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of Common Stock for an aggregate cash purchase price of $43,198,679. The purchased shares may not be transferred by Ms. Winfrey within the first two years of the Partnership Date, subject to certain limited exceptions. Thereafter, Ms. Winfrey may generally transfer up to 15% of the purchased shares prior to the third anniversary of the Partnership Date, up to 30% prior to the fourth anniversary of the Partnership Date and up to 60% prior to the fifth anniversary of the Partnership Date. On or after the fifth anniversary of the Partnership Date, Ms. Winfrey will be permitted to transfer all of the purchased shares. The purchased shares are also subject to a right of first offer and right of first refusal held by the Company. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares. The Winfrey Purchase Agreement also provides Ms. Winfrey with the right to be nominated as director of the Company for so long as she and certain permitted transferees own at least 3% of our issued and outstanding Common Stock.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on the Partnership Date, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of our Common Stock (the “Winfrey Option”). The term sheet for the Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Winfrey Option is referred to herein as the Winfrey Option Agreement. The Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if (i) the Strategic Collaboration Agreement expires as a result of Ms. Winfrey’s decision not to renew the term of such agreement and (ii) a change in control (as defined the Winfrey Option Agreement) of the Company occurs. Subject to certain limited exceptions, the shares issuable upon exercise of the Winfrey Option generally may not be transferred by Ms. Winfrey within the first year of the Partnership Date. Thereafter, Ms. Winfrey generally may transfer up to 20% of the shares issuable upon exercise of the Winfrey Option prior to the second anniversary of the Partnership Date, up to 40% prior to the third anniversary of the Partnership Date, up to 60% prior to the fourth anniversary of the Partnership Date and up to 80% prior to the fifth anniversary of the Partnership Date. On or after the fifth anniversary of the Partnership Date, Ms. Winfrey will be permitted to transfer all of the shares issuable upon exercise of the Winfrey Option. The shares issuable upon exercise of the Winfrey Option are also subject to a right of first offer and right of first refusal held by the Company.

In connection with Ms. Winfrey’s purchase of Common Stock and the grant of the Winfrey Option described above, Artal Luxembourg S.A. entered into a Voting Agreement with Ms. Winfrey on the Partnership Date (the “Voting Agreement”), pursuant to which Ms. Winfrey agreed to vote all of her Common Stock or preferred stock of the Company and other securities convertible into or exercisable or exchangeable for any Common Stock or preferred stock of the Company so as to elect as directors such nominees designated by Artal. The Voting Agreement terminates on the date that any of the following occurs: (i) Artal (and certain permitted transferees) and Ms. Winfrey (and certain permitted transferees) collectively own less than 50% of our issued and outstanding Common Stock, (ii) Ms. Winfrey then has the right to be nominated as a director and has met certain eligibility requirements under the Winfrey Purchase Agreement, but is not elected as a director of the Company, (iii) Ms. Winfrey (and certain permitted transferees) collectively own less than 1% of our issued and outstanding Common Stock, (iv) the voting and related arrangements in the Voting Agreement, in our reasonable determination, constitutes a “change of control” in any of our debt agreements or (v) the parties to the Voting Agreement terminate such agreement by written consent.

As a result of entering into the Voting Agreement, Artal and Ms. Winfrey are acting as a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act. Accordingly, we continue to qualify as a “controlled company” under the applicable rules of the NYSE.

Other Winfrey Transactions

In the ordinary course of our business and separate and apart from the Strategic Collaboration Agreement, we have entered, and will enter, into transactions with companies in which Ms. Winfrey has a direct or indirect material interest. In the fourth quarter of fiscal 2015, we paid a sponsorship fee in the amount of $72,870 (AU$100,000 converted to U.S. dollars using the applicable exchange rate on December 31, 2015 (i.e., $0.7287)) to Dainty Consolidated Entertainment Pty Ltd (“Dainty”) for Ms. Winfrey’s December 2015 Australian promotional tour. Dainty is a third-party promotional company, independent of Ms. Winfrey, which promoted the tour. Harpo Inc., an entity owned by Ms. Winfrey, was entitled to remunerations based on the tour’s profitability.

Other Related Person Transactions

Nicolas Chikhani, Director, Product of the Company, is the son-in-law of Mr. Debbane, the Chairman of our Board of Directors. Mr. Chikhani’s total compensation in fiscal 2015, including salary, bonus, equity grants, and other benefits, was approximately $165,610. His compensation is consistent with our overall compensation principles based on his years of experience, performance, and position within the Company.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2016 Annual Meeting for a vote. If other matters properly come before the 2016 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2015, with the exception of one late report on Form 4 for Mr. Kelly covering one transaction.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders, the 2017 Annual Meeting, in May 2017.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2017 proxy statement and proxy card by submitting their proposals to the Company on or before December 7, 2016. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2017 Annual Meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2017 Annual Meeting, such a proposal must be received by the Company on or after November 7, 2016 but no later than December 7, 2016. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2015 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on the SEC Filings page of our corporate website at www.weightwatchersinternational.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2015, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors

Michael F. Colosi

General Counsel and Secretary

Dated: April 6, 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2016.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/WTW. • Or scan the QR code with your smartphone. • Follow the steps outlined on the secure website.

Vote by telephone

•	Call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect) any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals—The Board of Directors unanimously recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposal 3.	+

1. Election of Class III Directors: To elect three members to the Board of Directors to serve for a three-year term as Class III Directors.
	For	Withhold		For	Withhold		For	Withhold
01 - Steven M. Altschuler, M.D.	☐	☐	02 - Philippe J. Amouyal	☐	☐	03 - James R. Chambers	☐	☐

2. Election of Class II Director: To elect one member to the Board of Directors to serve for a two-year term as a Class II Director.
	For	Withhold
04 - Oprah Winfrey	☐	☐

	For	Against	Abstain
3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — WEIGHT WATCHERS INTERNATIONAL, INC.	+
2016 Annual Meeting of Shareholders to be held on May 10, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints James R. Chambers, Nicholas P. Hotchkin and Michael F. Colosi, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 10, 2016, and at all adjournments and postponements thereof, upon the matters set forth in the Notice of 2016 Annual Meeting of Shareholders and Proxy Statement dated April 6, 2016, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments and postponements thereof.

DUE TO A SCHEDULING CONFLICT, OPRAH WINFREY, A DIRECTOR OF THE COMPANY, WILL NOT BE IN ATTENDANCE AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees for Class III and Class II director to the Board of Directors and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2 AND “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3.

YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE BY USING THE INTERNET OR TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE 2016 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE MARK THE APPROPRIATE BOX.

CONTINUED ON REVERSE SIDE

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+